PROSPECTUS SUPPLEMENT
(To Prospectus dated May 4, 2010)

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-164896

$25,000,000
Class A Common Stock
Issuable Upon the Exercise of Subscription Rights

We are distributing, at no cost, non-transferable subscription rights to purchase up to an aggregate of $25,000,000 of shares of our Class A Common Stock in this rights offering to persons who owned shares of our Class A Common Stock and Class B Common Stock as of the close of business on June 14, 2010.

You will receive 0.327 subscription rights (sometimes referred to herein as the “basic subscription rights”) for each share of our Class A Common Stock and Class B Common Stock that you owned as of the close of business on June 14, 2010. You will not receive any fractional rights, as the aggregate number of subscription rights you receive will be rounded up to the next largest whole number. Each whole subscription right entitles you to purchase one share of Class A Common Stock at the purchase price of $1.50 per share. If you exercise your basic subscription rights in full, you may also request to purchase additional shares of our Class A Common Stock that remain unsubscribed for at the expiration of this rights offering (sometimes referred to herein as an “over-subscription request”). Any over-subscription request is subject to rejection by us if, in our judgment based on information available to us, the issuance of shares of our Class A Common Stock to a shareholder pursuant to his, her or its over-subscription request would jeopardize or limit our ability to use available net operating losses to offset future taxable income. This would generally be deemed to occur if, over the prior three-year period, one or more shareholders owning 5% or more of our Class A Common Stock have aggregate increases in their ownership of our stock of more than 50 percentage points. The shares of our Class A Common Stock issuable pursuant to over-subscription requests are also subject to availability after giving effect to all exercises of basic subscription rights and allocation of the remaining shares among shareholders issued shares pursuant to over-subscription requests.

The subscription rights are exercisable beginning on the date of this prospectus supplement and continuing until 5:00 p.m., New York City time, on July 20, 2010. We may extend the period for exercising subscription rights in our sole discretion, and we may cancel and terminate this rights offering at any time. If you want to participate in this rights offering and you are the record holder of your shares, we recommend that you submit your subscription documents to the subscription agent, Computershare Trust Company, N.A., before that deadline. If you want to participate in this rights offering and you hold shares through your broker, dealer, bank or other nominee, you should promptly contact your broker, dealer, bank or other nominee and submit your subscription documents in accordance with the instructions provided, and within the time period required, by your broker, dealer, bank or other nominee. Please see page S-26 for further instructions on submitting subscriptions. Other than any subscription payment made by BFC Financial Corporation, which may be accepted or used by us prior to the expiration of this rights offering, all subscription payments will be held in escrow by the subscription agent through the expiration of this rights offering.

Shareholders who do not participate in this rights offering will continue to own the same number of shares of our Class A Common Stock, but will own a smaller percentage of the total shares of our Class A Common Stock issued and outstanding after this rights offering to the extent that other shareholders participate in this rights offering. Subscription rights that are not exercised prior to the expiration of this rights offering will expire and have no value. There is no minimum number of shares of our Class A Common Stock that we must sell in order to complete this rights offering. The subscription rights may not be sold or transferred, except that subscription rights may be transferred to affiliates of the recipient as defined in the section entitled “Rights Offering-Non-Transferability of Subscription Rights” and by operation of law.

Shares of our Class A Common Stock are currently traded on the New York Stock Exchange under the symbol “BBX,” and we will apply for the shares of our Class A Common Stock issued upon the exercise of subscription rights to also be listed on the New York Stock Exchange. The closing sales price of our Class A Common Stock on June 14, 2010 was $1.51 per share.

This is not an underwritten offering and there will be no underwriters’ discounts or commissions. Accordingly, the gross proceeds (before expenses) to us will be $1.50 per share and, assuming all subscription rights are exercised in this rights offering, the aggregate gross proceeds (before expenses) to us will be $25 million.

This rights offering is being conducted pursuant to General Instruction I.B.4. of Form S-3. As of the date of this prospectus supplement, we have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 during the preceding twelve-month period.

Investing in our securities involves risks. You should carefully read this prospectus supplement and the accompanying base prospectus carefully before you invest. You should also carefully consider the risk factors discussed in the section entitled “Risk Factors” on page S-7 of this prospectus supplement before exercising your subscription rights.

The securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 18, 2010.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the subscription rights to purchase shares of our Class A Common Stock we are issuing in this rights offering and certain other matters relating to us. The second part, the accompanying base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this rights offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent the description of the subscription rights in this prospectus supplement differs from the description of the subscription rights in the accompanying base prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this document. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the subscription rights or of shares of our Class A Common Stock in any state where the offer is not permitted. The information which appears or is incorporated by reference in this document may only be accurate as of the date of this document or the date of the document in which incorporated information appears. Our business, financial condition, results of operations and prospects may have changed since the date of such information.

Prospectus Supplement

QUESTIONS AND ANSWERS RELATED TO THE RIGHTS OFFERING

The following are questions that we anticipate you may have about the rights offering. The answers are based on selected information in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about whether to exercise your subscription rights. We urge you to read the entire prospectus.

Exercising the rights and investing in our securities involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page S-7 as well as the documents listed under the section “Incorporation of Certain Information by Reference” in their entirety before you decide whether to exercise your rights.

What is BankAtlantic Bancorp, Inc.?

BankAtlantic Bancorp, Inc. (NYSE: BBX) (the “Company,” “we,” “us” or “our”) is a Florida-based unitary savings bank holding company that owns BankAtlantic and its subsidiaries. BankAtlantic provides a full line of products and services encompassing retail and business banking. We report our operations through two business segments consisting of BankAtlantic and BankAtlantic Bancorp, Inc., the parent company.

BankAtlantic is a federally-chartered, federally-insured savings bank organized in 1952. It is one of the largest financial institutions headquartered in Florida and provides traditional retail banking services and a wide range of business banking products and related financial services. BankAtlantic maintains a network of more than 100 branches in southeast Florida and the Tampa Bay area, primarily in the metropolitan areas surrounding the cities of Miami, Ft. Lauderdale, West Palm Beach and Tampa, which are located in the heavily-populated Florida counties of Miami-Dade, Broward, Palm Beach, Hillsborough and Pinellas.

As of March 31, 2010, we had total consolidated assets of approximately $4.7 billion, total deposits of approximately $4.0 billion and stockholders’ equity of approximately $120.0 million.

Our Class A Common Stock currently trades on the New York Stock Exchange under the symbol “BBX.” Our principal executive offices are located at 2100 West Cypress Creek Road, Fort Lauderdale, Florida 33309. Our telephone number is (954) 940-5000. Our Internet website address is www.bankatlanticbancorp.com. Our Internet website and the information contained in or connected to our website are not incorporated into, and are not part of, this prospectus supplement or the accompanying prospectus.

What is this rights offering?

This rights offering is an opportunity for you to purchase additional shares of our Class A Common Stock at a fixed price and in an amount proportional to your existing interest in our common stock. This enables you to maintain, or if other shareholders of our common stock do not exercise their subscription rights, to increase your current percentage ownership interest in the Company.

Why are we engaging in this rights offering, and how will we use the proceeds from this rights offering?

We have decided to pursue this rights offering to raise capital which can be used to support BankAtlantic, fund the purchase of any of our outstanding trust preferred securities (“TruPS”) which are tendered pursuant to our current cash offers to purchase the TruPS or for other general corporate purposes. We will have broad discretion in determining how the net proceeds of this rights offering will be used. While BankAtlantic’s capital levels at March 31, 2010 exceeded “well capitalized” regulatory capital thresholds, we believe that, in light of the current economic environment and the level of losses associated with the continued deterioration of the values of BankAtlantic’s loan collateral, it is prudent to raise additional capital at this time.

Because our stock price is below the current book value of our shares, we believe that giving our current shareholders the right to purchase our shares is the fairest and most equitable approach to raising capital. This rights offering will give you the opportunity to participate in our equity fund-raising.

What is the basic subscription right?

Each basic subscription right entitles you to purchase one share of our Class A Common Stock at a subscription price of $1.50 per share. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. We will not distribute any fractional subscription rights, but instead we will round up the aggregate number of subscription rights you receive to the next whole number.

What is the over-subscription option?

All of our shareholders may not exercise their basic subscription rights. The over-subscription option provides shareholders that exercise all of their basic subscription rights the opportunity to purchase the shares that are not purchased by other shareholders. If you fully exercise your basic subscription rights, you may request to purchase additional shares of our Class A Common Stock unclaimed by other shareholders in this rights offering at the same subscription price per share. If insufficient shares are available to fully satisfy all over-subscription requests, the available shares will be allocated proportionately among rights holders issued shares pursuant to over-subscription requests based on the number of shares each such rights holder subscribed for under his, her or its basic subscription rights. Each over-subscription request is subject to rejection by us if, in our judgment based on information available to us, the issuance of shares of our Class A Common Stock in respect thereof would jeopardize or limit our ability to use our available net operating losses to offset future taxable income. This would generally be deemed to occur if, over the prior three-year period, one or more shareholders owning 5% or more of our Class A Common Stock have aggregate increases in their ownership of our stock of more than 50 percentage points.

The subscription agent will return any excess payments by mail, without interest or deduction thereon, promptly after the expiration of this rights offering and after all determinations, allocations and adjustments described herein have been effected.

Who may participate in this rights offering?

Holders of record of our Class A Common Stock and Class B Common Stock as of the close of business on June 14, 2010 are entitled to participate in this rights offering.

Am I required to participate in this rights offering?

No. However, any shareholder who chooses not to exercise its subscription rights will experience dilution to its equity interest in the Company to the extent that other shareholders exercise their subscription rights.

How long will this rights offering last?

You will be able to exercise your subscription rights only during a limited period. To exercise your subscription rights, you must do so by 5:00 p.m., New York City time, on July 20, 2010, unless we extend this rights offering. Accordingly, unless the guaranteed delivery procedures are followed, if a rights holder desires to exercise its subscription rights, the subscription agent must actually receive all required documents and payments from the rights holder before the expiration time. We may extend the expiration time for any reason.

How do I exercise my subscription rights?

You may exercise your subscription rights by properly completing and signing your subscription rights certificate and delivering it, with full payment of the subscription price for the shares of our Class A Common Stock for which you are subscribing, including shares subscribed for pursuant to your over-subscription option, to the subscription agent on or prior to the expiration time. If you send the subscription rights certificate and other items by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. If you cannot deliver your subscription rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering - Guaranteed Delivery Procedures.” If you are exercising your subscription rights through your broker, dealer, bank or other nominee, you should promptly contact your broker, dealer, bank or other nominee and submit your subscription documents and payment for the shares of our Class A Common Stock subscribed for in accordance with the instructions and within the time period provided by your broker, dealer, bank or other nominee.

What if my shares are not held in my name?

If you hold shares of our Class A Common Stock or Class B Common Stock in the name of a broker, dealer, bank or other nominee, then your broker, dealer, bank or other nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf for the shares of our Class A Common Stock you wish to subscribe for. Therefore, you will need to have your record holder act for you.

If you wish to participate in this rights offering and purchase shares of our Class A Common Stock, please promptly contact the record holder of your shares. We will ask the record holder of your shares, who may be your broker, dealer, bank or other nominee, to notify you of this rights offering.

May the board of directors terminate this rights offering?

Yes. The board of directors may decide to terminate this rights offering at any time for any reason.

If this rights offering is terminated, will my subscription payment be refunded to me?

Yes. If we terminate this rights offering, all subscription payments will be returned as soon as practicable following the termination. We will not pay interest on, or deduct any amounts from, subscription payments if we terminate this rights offering. If we terminate this rights offering, we will not be obligated to issue shares of our Class A Common Stock to rights holders who have exercised their subscription rights prior to termination.

May I transfer, sell or give away my subscription rights?

You may not sell, give away or otherwise transfer your subscription rights. However, your subscription rights may be transferred to your affiliates or by operation of law, for example, upon death. See “The Rights Offering — Non-Transferability of Subscription Rights.”

How many shares am I entitled to purchase?

You will receive 0.327 subscription rights for each share of our Class A Common Stock and Class B Common Stock that you owned as of the close of business on June 14, 2010. We will not distribute fractional subscription rights, but will round the aggregate number of subscription rights you are entitled to receive up to the next largest whole number. Each whole subscription right entitles you to purchase one share of our Class A Common Stock for $1.50 per share. If you fully exercise the basic subscription rights granted to you, you may subscribe for additional shares of our Class A Common Stock unclaimed by other shareholders in this rights offering at the same subscription price per share, subject to our right to reject such over-subscription requests as described herein. If insufficient shares are available to fully satisfy all over-subscription requests, the available shares will be allocated proportionately among rights holders issued shares pursuant to over-subscription requests based on the number of shares each such rights holder subscribed for under his, her or its basic subscription rights. See “The Rights Offering — The Subscription Rights — Over-Subscription Option.”

Are there limitations on the number of shares I may purchase?

Yes. As a unitary savings and loan holding company, we are subject to regulation by the Office of Thrift Supervision (the “OTS”). Among other things, the OTS has the authority to prevent individuals and entities from acquiring control of us. Under the applicable rules and regulations of the OTS, if, after giving effect to the number of shares of our Class A Common Stock you subscribe for in this rights offering, you, directly or indirectly, or through one or more subsidiaries, or acting in concert with one or more other persons or entities, will own (i) more than 10% of our Class A Common Stock and one or more specified control factors exist, then you will be determined, subject to your right of rebuttal, to have acquired control of us or (ii) more than 25% of our Class A Common Stock, then you will be conclusively determined to have acquired control of us, regardless of whether any control factors exist. Accordingly, subject to certain limited exceptions, you will be required to rebut such determination of control or obtain the approval of the OTS relating to such acquisition of control, as the case may be, prior to acquiring shares of our Class A Common Stock in this rights offering which would cause your ownership of our Class A Common Stock to exceed either of the thresholds set forth above. We will not be required to issue to you shares of our Class A Common Stock subscribed for in this rights offering until you obtain all required clearances and approvals, including, without limitation, the approval of the OTS, to own or control such shares.

As of June 14, 2010, we had a total of 49,939,842 shares of our Class A Common Stock issued and outstanding. In the event this rights offering is fully subscribed for, we will issue approximately 16,666,667 shares of our Class A Common Stock in this rights offering, and there will be approximately 66,606,509 shares of our Class A Common Stock issued and outstanding after this rights offering. However, there is no assurance that this rights offering will be fully subscribed for and, accordingly, we cannot advise you with certainty as to the number of shares of our Class A Common Stock that you will be permitted to purchase without receiving the prior approval of the OTS. You are urged to consult with your own legal counsel regarding whether you are required to seek the prior approval of the OTS in connection with your exercise of the subscription rights issued to you.

Further, as described above, we may determine not to accept any particular over-subscription request if, in our judgment based on information available to us, the issuance of shares of our Class A Common Stock in respect thereof would jeopardize or limit our ability to use our available net operating losses to offset future taxable income. In addition, we expect to adopt a shareholder rights plan aimed at preserving our ability to use our available net operating losses. The shareholder rights plan, if triggered, would cause substantial dilution to any person or group that acquires 5% or more of the outstanding shares of our Class A Common Stock or owns 5% or more of the outstanding shares of our Class A Common Stock and thereafter acquires any additional shares of our Class A Common Stock without our approval; provided, however, that the issuance of shares pursuant to the exercise of basic subscription rights in this rights offering will be exempt from the operation of the shareholder rights plan.

Have any shareholders indicated they will exercise their rights?

Yes. BFC Financial Corporation (“BFC”), which holds all of the issued and outstanding shares of our Class B Common Stock and approximately 34.7% of the issued and outstanding shares of our Class A Common Stock, has indicated its intention to exercise all of its basic subscription rights but has made no formal binding commitment to do so. If BFC exercises all of its basic subscription rights and no other shareholders do so, BFC will beneficially own approximately 41.7% of our Class A Common Stock after this rights offering (before giving effect to any shares it may purchase pursuant to its over-subscription option). Our board of directors has determined that it is in the Company’s and BankAtlantic’s best interests that BFC subscribe for any shares which it intends to acquire in this rights offering directly through us, in which case we may accept BFC’s subscription in its entirety and issue shares to BFC in respect of its basic subscription rights prior to the expiration time. Any payment made by BFC in respect of any over-subscription request it may make will be treated as an advance that will bear interest at the minimum statutory interest rate and be satisfied by the issuance of shares to BFC to the extent it is allocated shares pursuant to its over-subscription request. Any remaining balance will be repaid by us promptly after the expiration date.

BFC has previously received the approval of the OTS to own a controlling interest in our common stock. Accordingly, BFC may acquire shares of our Class A Common Stock in this rights offering without obtaining any additional approval of the OTS.

Are there risks associated with exercising my subscription rights?

Yes. The exercise of your subscription rights involves buying additional shares of our Class A Common Stock and should be considered as carefully as you would consider the acquisition of additional shares of our Class A Common Stock in the market or any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” beginning on page S-7.

After I exercise my subscription rights, may I change my mind and cancel my purchase?

No. Once you send in your subscription rights certificate and payment, you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable and even if the market price of our Class A Common Stock decreases. However, if we amend this rights offering in a way which we believe is material, we will extend this rights offering and offer all rights holders the right to revoke any subscription submitted prior to such amendment upon the terms and conditions we set forth in the amendment. The extension of this rights offering will not, in and of itself, be considered a material amendment for these purposes. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our Class A Common Stock at a price of $1.50 per share.

Will I be charged any fees if I exercise my subscription rights?

We will not charge a fee to holders for exercising their subscription rights. However, any holder exercising its subscription rights through a broker, dealer, bank or other nominee will be responsible for any fees charged by its broker, dealer, bank or other nominee.

If I exercise my subscription rights, when will I receive the shares for which I have subscribed?

We will issue the shares of our Class A Common Stock for which subscriptions have been properly received as soon as practicable after this rights offering expires, whether or not you exercise your subscription rights immediately prior to the expiration time or at an earlier time; provided, however, that we will issue the shares in respect of any basic subscription rights exercised by BFC directly through us promptly after we accept BFC’s subscription, which may be prior to the expiration time. Shares of our Class A Common Stock, if any, attributable to over-subscription requests accepted by the Company will be issued after this rights offering expires and after all determinations, allocations and adjustments described herein have been effected.

How many shares of Class A Common Stock are currently issued and outstanding, and how many shares will be issued and outstanding after this rights offering?

As of June 14, 2010, we had a total of 49,939,842 shares of Class A Common Stock issued and outstanding. This number excludes shares of Class A Common Stock issuable pursuant to outstanding stock options, shares of Class A Common Stock that may be issued pursuant to our equity compensation and incentive plans and shares of Class A Common Stock that may be issued upon the conversion of shares of our outstanding Class B Common Stock. The number of shares of Class A Common Stock that will be issued and outstanding after this rights offering will depend on the number of shares purchased in this rights offering. If we issue all of the shares of Class A Common Stock which may be subscribed for in this rights offering, there will be approximately 66,606,509 shares of Class A Common Stock issued and outstanding after this rights offering, which would represent an increase of approximately 33.4% in the number of issued and outstanding shares of our Class A Common Stock.

How was the $1.50 per share subscription price determined?

Our board of directors set the subscription price based upon the market price of our Class A Common Stock on June 9, 2010, the date on which the subscription price was established. The closing sales price of our Class A Common Stock on the New York Stock Exchange on June 9, 2010 was $1.49 per share. The subscription price does not necessarily bear any relationship to any other established criteria for value. Accordingly, you should not consider the subscription price as an indication of the value of the Company.

How much money will the Company receive from this rights offering?

If we sell all of the shares of Class A Common Stock being offered, we will receive gross proceeds (before expenses) of approximately $25 million. We are offering shares of our Class A Common Stock in this rights offering with no minimum purchase requirement. As a result, there is no assurance we will sell all or any of the shares of Class A Common Stock being offered.

What are the United States federal income tax consequences to me of exercising my subscription rights?

The receipt and exercise of your subscription rights are intended to be nontaxable events. You should seek specific tax advice from your personal tax advisor. See “Material U.S. Federal Income Tax Considerations — Taxation of Shareholders.”

Has the board of directors made a recommendation as to whether I should exercise my subscription rights?

No. Our board of directors has not made any recommendation as to whether you should exercise your subscription rights. You should decide whether to subscribe for shares of our Class A Common Stock or simply take no action with respect to your subscription rights based upon your own assessment of your best interests.

What if I have other questions?

If you have other questions about this rights offering, please contact our information agent, Georgeson Inc., by telephone at (888) 219-8320 for shareholders and (212) 440-9800 for banks and brokers.

RISK FACTORS

You should carefully consider the following risks, as well as all other information contained or incorporated by reference into this prospectus, including our financial statements and related notes, before exercising any subscription rights in this rights offering. Our business, operating results or financial condition could be materially and adversely affected by any of these risks.

Risks Related to BankAtlantic Bancorp and BankAtlantic

We have incurred significant losses during the last three years. If we continue to incur significant losses, we will need to raise additional capital, which may not be available on attractive terms, if at all, and may, among other potential adverse impacts, result in significant dilution to our shareholders and cause the market price of our Class A Common Stock to decrease.

We have incurred losses of $22.2 million, $202.6 million and $185.8 million during the years ended December 31, 2007, 2008 and 2009, respectively. In addition, we incurred a loss of $20.5 million during the quarter ended March 31, 2010. As part of its efforts to maintain regulatory capital ratios, BankAtlantic has reduced its assets and repaid borrowings. However, the reduction of earning asset balances has resulted in reduced income while at the same time BankAtlantic has experienced significant credit losses.

BankAtlantic’s capital ratios at March 31, 2010 exceeded “well capitalized” regulatory levels. BankAtlantic Bancorp contributed $65 million and $105 million to the capital of BankAtlantic during the years ended December 31, 2008 and 2009, respectively, and $8 million to the capital of BankAtlantic during the quarter ended March 31, 2010. Our ability to contribute additional capital to BankAtlantic will depend on our ability to liquidate our portfolio of non-performing loans and on our ability to raise capital in the secondary markets. At March 31, 2010, we had $5.1 million of liquid assets. While our wholly-owned work-out subsidiary holds a portfolio of approximately $27.3 million of nonperforming loans, net of reserves, $3.0 million of performing loans and $10.5 million of real estate owned which it could seek to liquidate, the Company’s sources of funds to continue to support BankAtlantic are limited. In addition, our ability to raise additional capital will depend on, among other things, conditions in the financial markets at the time, which are outside of our control, and our financial condition, results of operations and prospects. The ongoing liquidity crisis and the loss of confidence in financial institutions may make it more difficult or more costly to obtain financing. The OTS has the right to impose additional capital requirements on banks at its discretion and could impose additional capital requirements on BankAtlantic. If BankAtlantic sustains additional operating losses or if the OTS imposes more stringent capital requirements, there is no assurance that we will be able to provide additional capital, if needed, in order for BankAtlantic to meet its capital requirements in future periods.

In light of the current challenging economic environment and the desire for us to be in a position to provide capital to BankAtlantic, we have and will continue to evaluate the advisability of raising additional funds through the issuance of securities, including pursuant to this rights offering. Any such financing could be obtained through additional public offerings (including through at-the-market offerings), private offerings, in privately negotiated transactions or otherwise. We could pursue these financings at the BankAtlantic Bancorp parent company level or directly at BankAtlantic or both. Issuances of equity directly at BankAtlantic would dilute our interest in BankAtlantic. The shelf registration statement under which this prospectus supplement and the accompanying base prospectus is a part registers the issuance of up to $75 million of our Class A Common Stock and/or other securities, including preferred stock and debt securities, in the future. This rights offering, which is being conducted under such shelf registration statement, relates to $25 million of the $75 million of our securities covered by the shelf registration statement. Accordingly, in the event this rights offering is fully subscribed for, there will be $50 million of securities covered by the shelf registration statement available for issuance in the future. However, we may also file additional registration statements or pursue private placements of our securities in the future. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. As a result, our shareholders bear the risks associated with future offerings at the BankAtlantic Bancorp parent company level diluting their interests in our common stock and reducing the price of our Class A Common Stock and future offerings directly at BankAtlantic diluting our interest in BankAtlantic. In addition, preferred stock, if issued, may have a preference on dividend payments that would limit our ability to make a dividend distribution to the holders of our Class A Common Stock in the future. Further, upon liquidation, holders of our preferred stock and debt securities and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our Class A Common Stock.

We have deferred interest on our outstanding junior subordinated debentures and anticipate that we will continue to defer this interest for the foreseeable future, which could adversely affect our financial condition and liquidity.

We began deferring interest on all of our $294 million of junior subordinated debentures as of March 2009 which resulted in the deferral and accrual of $14.1 million and $3.4 million of regularly scheduled quarterly interest payments that would otherwise have been paid during the year ended December 31, 2009 and the quarter ended March 31, 2010, respectively. The terms of the junior subordinated debentures allow us to defer interest payments for up to 20 consecutive quarterly periods, and we anticipate that we will continue to defer such interest for the foreseeable future. During the deferral period, interest continues to accrue on the junior subordinated debentures, as well as on the deferred interest, at the relevant stated coupon rate, and at the end of the deferral period, we will be required to pay all interest accrued during the deferral period. In the event that we elect to defer interest on our junior subordinated debentures for the full 20 consecutive quarterly periods permitted under the terms of the junior subordinated debentures, we would owe approximately $72.3 million of accrued interest as of December 31, 2013 (based on average interest rates applicable at March 31, 2010, which were at historically low interest rate levels). As most of the outstanding junior subordinated debentures bear interest at rates that are indexed to LIBOR, if LIBOR rates increase, the interest that would accrue during the deferral period would be significantly higher and likewise increase the amount that we would owe at the conclusion of the deferral period.

Our cash offers to purchase $230 million of TruPS issued by statutory business trusts formed by us may not be consummated.

During January 2010, we commenced cash offers to purchase all outstanding trust preferred securities having an aggregate principal amount of approximately $285 million, originally at a purchase price of $200 per $1,000 liquidation amount, or an aggregate of $57 million. The cash offer with respect to the approximate $55 million of publicly traded TruPS expired during February 2010 without any such TruPS being repurchased, while the expiration date for the offers relating to the remaining $230 million of TruPS has been extended until June 21, 2010. In addition, while we received many consents at the originally offered price, the originally offered price was not attractive enough to obtain a sufficient number of consents from the holders of the securities of issuers of collateralized debt obligations that hold the TruPS to complete the offers. Further, certain beneficial holders have indicated that they would only consider the applicable offer on substantially improved terms. Accordingly, during May 2010, we increased the purchase price for the $230 million of privately held TruPS to $600 per $1,000 liquidation amount, or an aggregate of $138 million. Our ability to complete the offers to purchase the $230 million of TruPS is contingent upon the completion of a financing transaction sufficient to pay the purchase price, and the receipt of tenders and consents from holders of the requisite amount of the relevant series of TruPS. The structure of the ownership of the TruPS (the majority of which are held in pools with the securities of other issuers as collateral for collateralized debt obligations) has made it very difficult to communicate with the beneficial owners or negotiate the repurchase or modification of the terms of the outstanding securities. Accordingly, there is no assurance that we will be able to repurchase or redeem any or a significant portion of the TruPS. Further, as noted above, we have deferred making interest payments on the TruPS, and our financial condition would be adversely affected if interest payments on the TruPS were deferred for a prolonged period of time. While we anticipate that we will continue to defer interest payments for the foreseeable future, in the event that we complete offers to purchase for less than all of the series of TruPS, we expect that we may cease the deferral of interest on the series of TruPS which will not be repurchased prior to completing the repurchase of the other series and immediately thereafter once again commence the deferral of interest with respect to all remaining series of TruPS not repurchased. We have broad discretion in the use of proceeds of this rights offering, and there is no assurance that we will use any or all of the funds raised in this rights offering to purchase any TruPS that are validly tendered pursuant to the offers to purchase. In addition, there is no assurance that, even if the funds raised in this rights offering were to be so utilized, such funds (or any additional funds we may raise) would be sufficient to pay the purchase price for any TruPS that are validly tendered. Further, any additional issuance of our Class A Common Stock to finance the purchase of any or all of the TruPS subject to the offers to purchase could be extremely dilutive to existing shareholders.

Historically, we have relied on dividends from BankAtlantic to service our debt and pay dividends, but no dividends from BankAtlantic are anticipated or contemplated for the foreseeable future.

Generally, a financial institution is permitted to make a capital distribution without prior OTS approval in an amount equal to its net income for the current calendar year to date, plus retained net income for the previous two years, provided that the financial institution would not become under-capitalized as a result of the distribution. At March 31, 2010, BankAtlantic had a retained net deficit and therefore is required to obtain approval from the OTS in order to make capital distributions to us. BankAtlantic does not intend to seek to make any capital distribution for the foreseeable future.

The decline in the Florida real estate market has adversely affected, and may continue to adversely affect, our earnings and financial condition.

The continued deterioration of economic conditions in the Florida residential real estate market, including the continued decline in median home prices year-over-year in all major metropolitan areas in Florida, and the downturn in the Florida commercial real estate market, resulted in a substantial increase in BankAtlantic’s non-performing assets and provision for loan losses over the past three years. The housing industry is in the midst of a substantial and prolonged downturn reflecting, in part, decreased availability of mortgage financing for residential home buyers, reduced demand for new construction resulting in a significant over-supply of housing inventory and increased foreclosure rates. Additionally, the deteriorating condition of the Florida economy and these adverse market conditions have negatively impacted the commercial non-residential real estate market. BankAtlantic’s earnings and financial condition were adversely impacted over the past three years as the majority of its loans are secured by real estate in Florida. We expect that our earnings and financial condition will continue to be unfavorably impacted if market conditions do not improve or deteriorate further. At March 31, 2010, BankAtlantic’s loan portfolio included $218.3 million of non-accrual loans concentrated in Florida.

Our loan portfolio is concentrated in loans secured by real estate, which makes us very susceptible to credit losses given the current depressed real estate market.

Conditions in the United States real estate market have deteriorated significantly beginning in 2007, particularly in Florida, BankAtlantic’s primary lending area. BankAtlantic’s loan portfolio is concentrated in commercial real estate loans (most of which are located in Florida and many of which involve residential land development), residential mortgages (nationwide), and consumer home-equity loans (throughout BankAtlantic’s markets in Florida). BankAtlantic has a heightened exposure to credit losses that may arise from this concentration as a result of the significant downturn in the Florida real estate markets. At March 31, 2010, BankAtlantic’s loan portfolio included $2.4 billion of loans concentrated in Florida, which represented approximately 63% of its loan portfolio.

We believe that BankAtlantic’s commercial residential loan portfolio has significant exposure to further declines in the Florida real estate market. As of March 31, 2010: (i) the “builder land bank loan” category held by BankAtlantic consisted of five loans and aggregated $24.3 million, of which four loans totaling $23.2 million were on non-accrual; (ii) the “land acquisition and development loan” category held by BankAtlantic consisted of 24 loans and aggregated $140.8 million, of which ten loans totaling $60.2 million were on non-accrual; and (iii) the “land acquisition, development and construction loan” category held by BankAtlantic consisted of four loans and aggregated $6.7 million, none of which were on non-accrual.

In addition to the loans described above, the Company formed an asset workout subsidiary which acquired non-performing commercial residential real estate loans from BankAtlantic during 2008. The balance of these non-performing loans as of March 31, 2010 was $29.9 million, with $6.0 million, $10.4 million and $13.5 million of “builder land bank loans,” “land acquisition and development loans” and “land acquisition, development and construction loans,” respectively.

Market conditions have resulted in, and may in the future continue to result in, our commercial real estate borrowers having difficulty selling lots or homes in their developments for an extended period, which in turn could result in an increase in residential construction loan delinquencies and non-accrual balances. Additionally, if the current depressed economic environment continues or deteriorates further, collateral values may decline further which likely would result in increased credit losses in these loans.

Included in the commercial and construction and development real estate loans are approximately $637.7 million of commercial non-residential and commercial land loans at March 31, 2010. A borrower’s ability to repay these loans is dependent upon maintaining tenants through the life of the loan or the borrower’s successful operation of its business. Weak economic conditions may impair a borrower’s business operations and typically slow the execution of new leases. Such economic conditions may also lead to existing lease turnover. As a result of these factors, vacancy rates for retail, office and industrial space are expected to continue to rise in 2010. Increased vacancies could result in rents falling further over the next several quarters. The combination of these factors could result in further deterioration in real estate market conditions, and BankAtlantic may recognize higher credit losses on these loans, which would adversely affect our results of operations and financial condition.

BankAtlantic’s commercial real estate loan portfolio included 16 large lending relationships totaling $413.6 million at March 31, 2010, including relationships with unaffiliated borrowers involving lending commitments in each case in excess of $20 million. Defaults by any of these borrowers could have a material adverse effect on BankAtlantic’s results.

BankAtlantic’s consumer loan portfolio is concentrated in home equity loans collateralized by Florida properties primarily located in the markets where BankAtlantic operates its store network.

The decline in residential real estate prices and higher unemployment throughout Florida has resulted in an increase in mortgage delinquencies and higher foreclosure rates. Additionally, in response to the turmoil in the credit markets, financial institutions have tightened underwriting standards which has limited borrowers’ ability to refinance. These conditions have adversely impacted delinquencies and credit loss trends in BankAtlantic’s home equity loan portfolio and it does not currently appear that these conditions will improve in the near term. At March 31, 2010, approximately 75% of the loans in BankAtlantic’s home equity portfolio were residential second mortgages, and BankAtlantic experienced higher delinquencies and credit losses in this portfolio during 2009 and the first quarter of 2010. If current economic conditions do not improve and home prices continue to fall, BankAtlantic may continue to experience higher credit losses from this loan portfolio. Since the collateral for this portfolio consists primarily of second mortgages, it is unlikely that BankAtlantic will be successful in recovering all or any portion of its loan proceeds in the event of a default unless BankAtlantic is prepared to repay the first mortgage and such repayment and the costs associated with a foreclosure are justified by the value of the property.

An increase in BankAtlantic’s allowance for loan losses will result in reduced earnings.

As a lender, BankAtlantic is exposed to the risk that its customers will be unable to repay their loans according to their terms and that any collateral securing the payment of their loans will not be sufficient to assure full repayment. BankAtlantic’s management evaluates the collectability of BankAtlantic’s loan portfolio and provides an allowance for loan losses that it believes is adequate based upon such factors as:

•	the risk characteristics of various classifications of loans;

•	previous loan loss experience;

•	specific loans that have probable loss potential;

•	delinquency trends;

•	estimated fair value of the collateral;

•	current economic conditions;

•	the views of its regulators; and

•	geographic and industry loan concentrations.

Many of these factors are difficult to predict or estimate accurately, particularly in a changing economic environment. The process of determining the estimated losses inherent in BankAtlantic’s loan portfolio requires subjective and complex judgments, and the level of uncertainty concerning economic conditions may adversely affect BankAtlantic’s ability to estimate the losses incurred in its loan portfolio. If BankAtlantic’s evaluation is incorrect and borrower defaults cause losses exceeding the portion of the allowance for loan losses allocated to those loans or if BankAtlantic perceives adverse trends that require it to significantly increase its allowance for loan losses in the future, our earnings could be significantly and adversely affected.

Increases in the allowance for loan losses with respect to the loans held by our asset workout subsidiary, or losses in that portfolio which exceed the current allowance assigned to that portfolio, would similarly adversely affect us.

Adverse events in Florida, where our business is currently concentrated, could adversely impact our results and future growth.

BankAtlantic’s business, the location of its stores, the primary source of repayment for its small business loans and the real estate collateralizing its commercial real estate loans (and the loans held by our asset workout subsidiary) and its home equity loans are primarily concentrated in Florida. As a result, we are exposed to geographic risks as increasing unemployment, declines in the housing industry and declines in the real estate market are more severe in Florida than in the rest of the country. Adverse changes in laws and regulations in Florida would have a greater negative impact on our revenues, financial condition and business than on similar institutions in markets outside of Florida. Further, the State of Florida is subject to the risks of natural disasters such as tropical storms and hurricanes, which may disrupt our operations, adversely impact the ability of our borrowers to timely repay their loans and the value of any collateral held by us or otherwise have an adverse effect on our results of operations. The severity and impact of tropical storms, hurricanes and other weather related events are difficult to predict and may be exacerbated by global climate change.

BankAtlantic’s interest-only residential loans expose it to greater credit risk.

As of March 31, 2010, approximately $705 million of BankAtlantic’s purchased residential loan portfolio consisted of interest-only loans, which represented approximately 51% of the total purchased residential loan portfolio. While these loans are not considered sub-prime or negative amortizing loans, they are loans with reduced initial loan payments with the potential for significant increases in monthly loan payments in subsequent periods, even if interest rates do not rise, as required amortization of the principal commences. Monthly loan payments will also increase as interest rates increase. This presents a potential repayment risk if the borrower is unable to meet the higher debt service obligations or refinance the loan. As previously noted, current economic conditions in the residential real estate markets and the mortgage finance markets have made it more difficult for borrowers to refinance their mortgages which also increases our exposure to loss.

Nonperforming assets take significant time to resolve and adversely affect our results of operations and financial condition, and could result in further losses in the future.

At March 31, 2010, December 31, 2009 and December 31, 2008, our consolidated nonperforming loans totaled $336.7 million, $331.0 million and $287.4 million, or 9.58%, 8.96% and 6.65% of our loan portfolio, respectively. At March 31, 2010, December 31, 2009 and December 31, 2008, our consolidated nonperforming assets (which include nonperforming loans and foreclosed real estate) were $389.6 million, $379.7 million and $307.9 million, or 8.20%, 7.88% and 5.30% of our total assets, respectively. In addition, we had, on a consolidated basis, approximately $87.4 million, $72.9 million and $95.3 million in accruing loans that were 30-89 days delinquent at March 31, 2010, December 31, 2009 and December 31, 2008, respectively. Our nonperforming assets adversely affect our net income in various ways. Until economic and real estate market conditions improve, particularly in Florida but also nationally, we expect to continue to incur additional losses relating to an increase in nonperforming loans and nonperforming assets. We do not record interest income on nonperforming loans or real estate owned. When we receive the collateral in foreclosures or similar proceedings, we are required to mark the related collateral to the then fair market value, which is generally based on appraisals of the property obtained by us at that time. Accordingly, we may incur additional losses if property values decrease and the fair market value of the collateral we receive is determined to be less than the carrying amount reflected on our balance sheets (which is based on the estimated fair market value of the collateral as of the applicable balance sheet date). These loans and real estate owned also increase our risk profile, and increases in the level of nonperforming loans and nonperforming assets could impact our regulators’ view of appropriate capital levels in light of such risks. While we seek to manage our problem assets through loan sales, workouts, restructurings and other alternatives, decreases in the value of these assets, or the underlying collateral, or in these borrowers’ performance or financial conditions, which is often impacted by economic and market conditions beyond our control, could adversely affect our business, results of operations and financial condition. In addition, the resolution of nonperforming assets requires significant commitments of time from management, which can be detrimental to the performance of their other responsibilities.

Changes in interest rates could adversely affect our net interest income and profitability.

The majority of BankAtlantic’s assets and liabilities are monetary in nature. As a result, the earnings and growth of BankAtlantic are significantly affected by interest rates, which are subject to the influence of economic conditions generally, both domestic and foreign, events in the capital markets and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve Board. The nature and timing of any changes in such policies or general economic conditions and their effect on BankAtlantic cannot be controlled and are extremely difficult to predict. Changes in interest rates can impact BankAtlantic’s net interest income as well as the valuation of its assets and liabilities.

Banking is an industry that depends to a large extent on its net interest income. Net interest income is the difference between:

•	interest income on interest-earning assets, such as loans; and

•	interest expense on interest-bearing liabilities, such as deposits.

Changes in interest rates can have differing effects on BankAtlantic’s net interest income. In particular, changes in market interest rates, changes in the relationships between short-term and long-term market interest rates, or the yield curve, or changes in the relationships between different interest rate indices can affect the interest rates charged on interest-earning assets differently than the interest rates paid on interest-bearing liabilities. This difference could result in an increase in interest expense relative to interest income and therefore reduce BankAtlantic’s net interest income. While BankAtlantic has attempted to structure its asset and liability management strategies to mitigate the impact on net interest income of changes in market interest rates, there is no assurance that BankAtlantic will be successful in doing so.

Loan and mortgage-backed securities prepayment decisions are also affected by interest rates. Loan and securities prepayments generally accelerate as interest rates fall. Prepayments in a declining interest rate environment reduce BankAtlantic’s net interest income and adversely affect its earnings because:

•	it amortizes premiums on acquired loans and securities, and if loans or securities are prepaid, the unamortized premium will be charged off; and

•	the yields it earns on the investment of funds that it receives from prepaid loans and securities are generally less than the yields that it earned on the prepaid loans.

Significant loan prepayments in BankAtlantic’s mortgage and investment portfolios in the future could have an adverse effect on BankAtlantic’s earnings as proceeds from the repayment of loans may be reinvested in loans with lower interest rates. Additionally, increased prepayments associated with purchased residential loans may result in increased amortization of premiums on acquired loans, which would reduce BankAtlantic’s interest income.

In a rising interest rate environment, loan and securities prepayments generally decline, resulting in yields that are less than the current market yields. In addition, the credit risks of loans with adjustable rate mortgages may worsen as interest rates rise and debt service obligations increase.

BankAtlantic uses a computer model using standard industry software to assist it in its efforts to quantify BankAtlantic’s interest rate risk. The model measures the potential impact of gradual and abrupt changes in interest rates on BankAtlantic’s net interest income. While management would attempt to respond to the projected impact on net interest income, there is no assurance that management’s efforts will be successful.

BankAtlantic obtains a significant portion of its non-interest income through service charges on core deposit accounts, and recent legislation designed to limit service charges could reduce our fee income.

BankAtlantic’s deposit account growth has generated a substantial amount of service charge income. The largest component of this service charge income is overdraft fees. Changes in banking regulations, in particular the Federal Reserve’s new rules prohibiting banks from automatically enrolling customers in overdraft protection programs which will become effective July 1, 2010, may have a significant adverse impact on our service charge income and overall results. Additionally, changes in customer behavior as well as increased competition from other financial institutions could result in declines in deposit accounts or in overdraft frequency resulting in a decline in service charge income. Further, the downturn in the Florida economy could result in the inability to collect overdraft fees. A reduction in deposit account fee income could have an adverse impact on our earnings.

The cost and outcome of pending legal proceedings may impact our results of operations.

We and our subsidiaries, including BankAtlantic and its subsdidiaries, are currently parties in ongoing litigation and legal proceedings which have resulted in a significant increase in non-interest expense relating to legal and other professional fees. Pending proceedings include class action securities litigation and a Securities and Exchange Commission (“SEC”) investigation, as well as litigation arising out of our banking operations, including workouts and foreclosures, potential class actions by customers relating to their accounts and service and overdraft fees and legal proceedings associated with our tax certificate business and relationships with third party tax certificate ventures. While we believe that we have meritorious defenses in these proceedings and that the outcomes should not materially impact us, we anticipate continued elevated legal and related costs as parties to the actions and the ultimate outcomes of the matters are uncertain.

BankAtlantic has significantly reduced operating expenses over the past three years and BankAtlantic may not be able to continue to reduce expenses without adversely impacting its operations.

BankAtlantic’s operating expenses have declined from $313.9 million for the year ended December 31, 2007 to $258.8 million for the year ended December 31, 2009. BankAtlantic’s operating expenses were $52.7 million for the quarter ended March 31, 2010. Beginning in 2007, BankAtlantic reorganized its operations and significantly reduced operating expenses while focusing on its core businesses and seeking to maintain quality customer service. While management is focused on reducing overall expenses, there is no assurance that BankAtlantic will be successful in efforts to further reduce expenses or that the current expense reductions can be maintained in the current environment. BankAtlantic’s inability to reduce or maintain its current expense structure may have an adverse impact on our results.

Deposit insurance premium assessments may increase substantially, which would adversely affect expenses.

BankAtlantic’s FDIC deposit insurance expense was $11.0 million for the year ended December 31, 2009, including a $2.4 million special assessment, and $2.4 million for the quarter ended March 31, 2010. In September 2009, the FDIC issued a rule requiring institutions to prepay their insurance premiums for all of 2010, 2011 and 2012, and increased annual insurance rates uniformly by three basis points in 2011. BankAtlantic’s prepaid insurance assessment was $31.3 million at March 31, 2010. If the economy worsens and the number of bank failures significantly increases or if the FDIC otherwise determines that action is necessary, BankAtlantic may be required to pay additional FDIC specific assessments or incur increased annual insurance rates which would increase our expenses and adversely impact our results.

Reductions in BankAtlantic’s assets have had, and may continue to have, an adverse effect on our earnings and operations.

BankAtlantic has reduced its assets and repaid borrowings in order to improve its liquidity and regulatory capital ratios. The reduction of earning asset balances has reduced our net interest income. Our net interest income was $193.6 million for the year ended December 31, 2008, $163.3 million for the year ended December 31, 2009 and $39.0 million for the quarter ended March 31, 2010. The reduction in net interest income from earning asset reductions has previously been offset by lower operating expenses in prior periods. Our ability to further reduce expenses without adversely affecting our operations may be limited and, as a result, further reductions in our earning asset balances in future periods may adversely affect our earnings and/or operations.

Adverse market conditions have affected and may continue to affect the financial services industry as well as our business and results of operations.

Our financial condition and results of operations have been, and may continue to be, adversely impacted as a result of the downturn in the U.S. housing market and general economic conditions. Dramatic declines in the national and, in particular, Florida housing markets over the past three years, with falling home prices and increasing foreclosures and unemployment, have negatively impacted the credit performance of our loans and resulted in significant asset impairments at all financial institutions, including government-sponsored entities, major commercial and investment banks, and regional and community financial institutions including BankAtlantic. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced or ceased providing funding to borrowers, including to other financial institutions. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. The continuing economic pressure on consumers and lack of confidence in the financial markets has adversely affected and may continue to adversely affect our business, financial condition and results of operations. Further negative market and economic developments may cause adverse changes in payment patterns, causing increases in delinquencies and default rates, which may impact our charge-offs and provisions for loan losses. Continuing economic deterioration that affects household and/or corporate incomes could also result in reduced demand for credit or fee-based products and services. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on BankAtlantic and others in the financial services industry. In particular, we may face the following risks in connection with these events:

•	BankAtlantic’s borrowers may be unable to make timely repayments of their loans, or the value of real estate collateral securing the payment of such loans may continue to decrease, which could result in increased delinquencies, foreclosures and customer bankruptcies, any of which would increase levels of non-performing loans resulting in significant credit losses and increased expenses and could have a material adverse effect on our operating results.

•	Further disruptions in the capital markets or other events, including actions by rating agencies and deteriorating investor expectations, may result in an inability to borrow on favorable terms or at all from other financial institutions or government entities.

•	Increased regulation of the industry may increase costs, decrease fee income and limit BankAtlantic’s activities and operations.

•	Increased competition among financial services companies based on the recent consolidation of competing financial institutions and the conversion of investment banks into bank holding companies may adversely affect BankAtlantic’s ability to competitively market its products and services.

•	BankAtlantic may be required to pay significantly higher FDIC deposit premiums and assessments.

•	Continued asset valuation declines could adversely impact our credit losses and result in additional impairments of goodwill and other assets.

Legislative and regulatory actions taken now or in the future may have a significant adverse effect on our financial statements.

During 2009, the U.S. Treasury implemented various initiatives in response to the financial crises affecting the banking system and financial markets. These initiatives include the U.S. Treasury’s Capital Purchase Program (the “CPP”), the guarantee of certain financial institution indebtedness, purchasing certain legacy loans and assets from financial institutions, the purchase of mortgage securitizations, homeowner relief that encourages loan restructuring and modification, the establishment of significant liquidity and credit facilities for financial institutions and investment banks, the lowering of the federal funds rate, emergency action against short selling practices, a temporary guaranty program for money market funds, the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers, coordinated international efforts to address illiquidity and other weaknesses in the banking sector and other programs being developed. There can be no assurance as to the actual impact that the initiatives that have been adopted or may be adopted in the future will have on the financial markets. The initiatives could have a material and adverse affect on BankAtlantic’s business, financial condition, results of operations and access to credit.

Further, recent events in the financial services industry and, more generally, in the financial markets and the economy, have led to various proposals for changes in the regulation of the financial services industry. Legislation proposing significant structural reforms to the financial services industry has been approved by the Senate and the House of Representatives and is currently in a reconciliation phase. Among other things, the legislation contemplates the establishment of a Consumer Financial Protection Agency, which would have broad authority to regulate providers of credit, savings, payment and other consumer financial products and services. Additional legislative proposals call for heightened scrutiny and regulation of any financial firm whose combination of size, leverage and interconnectedness could, if it failed, pose a threat to the country’s financial stability, including the power to restrict the activities of such firms and even require the break-up of such firms at the behest of the relevant regulator. New rules have also been proposed for the securitization market, including requiring sponsors of securitizations to retain a material economic interest in the credit risk associated with the underlying securitization.

Other recent initiatives also include:

•	the Federal Reserve’s proposed guidance on incentive compensation policies at banking organizations and the FDIC’s proposed rules tying employee compensation to assessments for deposit insurance;

•	proposals to limit a lender’s ability to foreclose on mortgages or make foreclosures less economically viable, including by allowing Chapter 13 bankruptcy plans to “cram down” the value of certain mortgages on a consumer’s principal residence to its market value and/or reset interest rates and monthly payments to permit defaulting debtors to remain in their home;

•	proposed legislation concerning the comprehensive regulation of the “over-the-counter” derivatives market, including robust and comprehensive prudential supervision (including strict capital and margin requirements) for all “over-the-counter” derivative dealers and major market participants and central clearing of standardized “over-the-counter” derivatives;

•	a proposal which would prohibit banks and bank holding companies from engaging in proprietary trading or owning, investing or sponsoring a hedge fund or private equity fund; and

•	a proposal which would exclude trust preferred securities from being treated by bank holding companies as Tier 1 capital.

The proposed legislation also contains several provisions that would have a direct impact on us. Under the proposed legislation, the federal savings association charter would be eliminated and the OTS would be consolidated with the Comptroller of the Currency into a new regulator, the National Bank Supervisor. The proposed legislation would also require BankAtlantic to convert to a national bank.

While there is no assurance that any or all of the proposed regulatory or legislative changes will ultimately be adopted, these changes or any future changes, if enacted or adopted, may impact our business activities, require us to raise additional capital, change certain of our business practices or materially change our business model, and could expose us to additional costs (including increased compliance costs). These changes may also require us to invest significant management attention and resources to make any necessary changes, and could therefore also adversely affect our business and operations.

The actual impact on banks and the financial markets of initiatives that have been adopted or may be adopted in the future is uncertain. These government initiatives could potentially have a material and adverse affect on BankAtlantic’s business, financial condition, results of operations and access to credit.

We and BankAtlantic are each subject to significant regulation, and our activities and the activities of our subsidiaries, including BankAtlantic, are subject to regulatory requirements that could have a material adverse effect on our business.

The banking industry is an industry subject to multiple layers of regulation. Failure to comply with any of these regulations can result in substantial penalties, significant restrictions on business activities and growth plans and/or limitations on dividend payments. As a holding company, we are also subject to significant regulation. Changes in the regulation or capital requirements associated with holding companies generally or with us in particular could also have a material adverse impact on our business and operating results.

We are a “grandfathered” unitary savings and loan holding company and have broad authority to engage in various types of business activities. The OTS can prevent us from engaging in activities or limit those activities if it determines that there is reasonable cause to believe that the continuation of any particular activity constitutes a serious risk to the financial safety, soundness, or stability of BankAtlantic. The OTS can also:

•	prohibit the payment of dividends by BankAtlantic to us;

•	limit transactions between us, BankAtlantic and our and BankAtlantic’s subsidiaries or affiliates;

•	limit our and BankAtlantic’s activities; or

•	impose capital requirements on us or additional capital requirements on BankAtlantic.

Unlike bank holding companies, as a unitary savings and loan holding company, we have not historically been subject to capital requirements. However, as described above, capital requirements may be imposed on savings and loan holding companies in the future. Current proposals would, among other things, eliminate the status of “savings and loan holding company” and require BankAtlantic Bancorp to register as a bank holding company, which would subject us to regulatory capital requirements. Further, the OTS or other regulatory bodies having authority over us in the future may adopt regulations in the future that would affect our operations, including our ability to pay dividends or to engage in certain transactions or activities.

BankAtlantic is subject to liquidity risk as its loans are funded by its deposits.

Like all financial institutions, BankAtlantic’s assets are primarily funded through its customer deposits, and changes in interest rates, availability of alternative investment opportunities, a loss of confidence in financial institutions in general or BankAtlantic in particular, and other factors may make deposit gathering more difficult. If BankAtlantic experiences decreases in deposit levels, it may need to increase its borrowings or liquidate a portion of its assets which may not be readily saleable. Additionally, interest rate changes or further disruptions in the capital markets may make the terms of borrowings and deposits less favorable.

Our loan portfolio subjects us to high levels of credit and counterparty risk.

We are exposed to the risk that our borrowers or counter-parties may default on their obligations. Credit risk arises through the extension of loans, certain securities, letters of credit, and financial guarantees and through counter-party exposure on trading and wholesale loan transactions. In an attempt to manage this risk, we seek to establish policies and procedures to manage both on and off-balance sheet (primarily loan commitments) credit risk.

BankAtlantic reviews the creditworthiness of individual borrowers or counter-parties, and limits are established for the total credit exposure to any one borrower or counter-party; however, such limits may not have the effect of adequately limiting credit exposure. In addition, when deciding whether to extend credit or enter into other transactions with customers and counterparties, we often rely on information furnished to us by such customers and counterparties, including financial statements and other financial information, and representations of the customers and counterparties that relates to the accuracy and completeness of the information. While we take all actions we deem necessary to ensure the accuracy of the information provided to us, there is no assurance that all information provided to us will be accurate or that we will successfully identify all information needed to fully assess the risk, which may expose us to increased credit risk and counterparty risk.

BankAtlantic also enters into participation agreements with or acquires participation interests from other lenders to limit its credit risk, but will continue to be subject to risks with respect to its interest in the loan, as well as not being in a position to make independent determinations with respect to its interest. Further, the majority of BankAtlantic’s residential loans are serviced by others. The servicing agreements may restrict BankAtlantic’s ability to initiate work-out and modification arrangements with borrowers which could adversely impact BankAtlantic’s ability to minimize losses on non-performing loans.

We are also exposed to credit and counterparty risks with respect to loans held in our asset workout subsidiary.

We are controlled by BFC, and BFC’s control position may adversely affect the market price of our Class A Common Stock.

As of June 14, 2010, BFC owned all of our issued and outstanding Class B Common Stock and 17,333,428 shares, or approximately 35%, of our issued and outstanding Class A Common Stock. At that date, however, BFC’s holdings represented approximately 66% of the total voting power of our common stock. Our Class A Common Stock and Class B Common Stock vote as a single group on most matters. Accordingly, BFC is in a position to control us, elect our board of directors and significantly influence the outcome of any shareholder vote, except in those limited circumstances where Florida law mandates that the holders of our Class A Common Stock vote as a separate class. BFC’s control position may have an adverse effect on the market price of our Class A Common Stock.

BFC can reduce its economic interest in us and still maintain voting control.

Our Class A Common Stock and Class B common stock generally vote together as a single class, with our Class A Common Stock possessing a fixed 53% of the aggregate voting power of all of our common stock and our Class B Common Stock possessing a fixed 47% of such aggregate voting power. Our Class B Common Stock currently represents approximately 2% of our common equity and 47% of our total voting power. As a result, the voting power of our Class B Common Stock does not bear a direct relationship to the economic interest represented by the shares. The issuance of shares of our Class A Common Stock in this rights offering and any other future issuance of shares of our Class A Common Stock will further dilute the relative economic interest of our Class B Common Stock, but will not decrease the voting power represented by our Class B Common Stock. Further, our Restated Articles of Incorporation provide that these relative voting percentages will remain fixed until such time as BFC and its affiliates own less than 487,613 shares of our Class B Common Stock, which is approximately 50% of the number of shares of our Class B Common Stock that BFC now owns, even if additional shares of our Class A Common Stock are issued. Therefore, BFC may sell up to approximately 50% of its shares of our Class B Common Stock (after converting those shares to Class A Common Stock), and significantly reduce its economic interest in us, while still maintaining its voting power. If BFC were to take this action, it would widen the disparity between the equity interest represented by our Class B Common Stock and its voting power. Any conversion of shares of our Class B Common Stock into shares of our Class A Common Stock would further dilute the voting interests of the holders of our Class A Common Stock.

Provisions in our charter documents, as well as the shareholder rights plan which we expect to adopt, may make it difficult for a third party to acquire us and could depress the price of our Class A Common Stock.

Our Restated Articles of Incorporation and Amended and Restated Bylaws contain provisions that could delay, defer or prevent a change of control of us or our management. These provisions could make it more difficult for shareholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our Class A Common Stock. These provisions include:

•	the provisions in our Restated Articles of Incorporation regarding the voting rights of our Class B Common Stock;

•	the authority of our board of directors to issue additional shares of common or preferred stock and to fix the relative rights and preferences of the preferred stock without additional shareholder approval;

•	the division of our board of directors into three classes of directors with three-year staggered terms; and

•	advance notice procedures to be complied with by shareholders in order to make shareholder proposals or nominate directors.

In addition, we expect to adopt a shareholder rights plan aimed at preserving our ability to utilize our available net operating losses to offset future taxable income. As contemplated, the shareholder rights plan would be designed with a goal of preventing an “ownership change” for purposes of Section 382 of the Internal Revenue Code (the “Code”). The shareholder rights plan, if triggered, would cause substantial dilution to any person or group that acquires 5% or more of the outstanding shares of our Class A Common Stock or owns 5% or more of the outstanding shares of our Class A Common Stock and thereafter acquires any additional shares of our Class A Common Stock without our approval; provided, however, that the issuance of shares pursuant to the exercise of basic subscription rights in the rights offering will be exempt from the operation of the shareholder rights plan. Although the anticipated adoption of the shareholder rights plan is not in response to any effort to acquire control of us, the shareholder rights plan, if adopted, would make it more difficult for a third party to acquire a controlling position in our common stock without our approval.

Our ability to utilize our available net operating losses to offset future taxable income may be jeopardized or limited in the future.

Our financial condition may be materially and adversely impacted if our ability to utilize our available net operating losses to offset future taxable income is jeopardized or limited in the future. While, as described above, we expect to adopt a shareholder rights plan aimed at preserving our ability to utilize our available net operating losses, there is no assurance that we will ultimately adopt such a shareholder rights plan. There is also no assurance that such a shareholder rights plan, if adopted, will be implemented in all instances so as to successfully protect against any limitation on our ability to utilize our available net operating losses. Further, regardless of whether we adopt a shareholder rights plan prior to the expiration of this rights offering, we may determine not to accept any particular over-subscription request in this rights offering if, in our judgment based on information available to us, the issuance of shares of our Class A Common Stock in respect thereof would jeopardize or limit our ability to utilize our available net operating losses to offset future taxable income. However, any determinations regarding the impact of share issuances with respect to over-subscription requests on our ability to utilize our available net operating losses may prove to be incorrect and, as a result, the issuance of shares of our Class A Common Stock in this rights offering may jeopardize or limit our ability to use our available net operating losses to offset future taxable income.

Risks Related to this Rights Offering

The market price of our Class A Common Stock may be less than the subscription price.

Our board of directors set the $1.50 per share subscription price based on the market price of our Class A Common Stock as of the date that the subscription price was established. However, the market price of our Class A Common Stock is subject to significant volatility and may be less than the $1.50 per share subscription price at the time this rights offering expires. If you exercise your subscription rights and the market price of our Class A Common Stock is less than the $1.50 per share subscription price at the time this rights offering expires, then you will have committed to buy shares of our Class A Common Stock in this rights offering at a price that is higher than the price at which shares of our Class A Common Stock could be purchased in the market at that time. On June 14, 2010, the closing sales price of our Class A Common Stock on the New York Stock Exchange was $1.51 per share.

Even if the market price of our Class A Common Stock is greater than the $1.50 per share subscription price at the expiration of this rights offering, which, as described above, is subject to uncertainty, we cannot assure you that you will be able to sell shares of our Class A Common Stock that you purchase in this rights offering at a price equal to or greater than the $1.50 per share subscription price. Among other factors which may adversely impact the market price of our Class A Common Stock following this rights offering, many of which are outside of our control, if a substantial number of subscription rights are exercised and the holders of the shares of our Class A Common Stock received upon exercise of those rights choose to sell some or all of those shares, the resulting sales could depress the market price of our Class A Common Stock.

Shares of our Class A Common Stock are currently represented by certificates; however, our board of directors may authorize the issuance of shares of our Class A Common Stock without certificates. You may not be able to sell the shares of our Class A Common Stock that you purchase in this rights offering until certificates representing those shares are delivered to you or, if those shares are uncertificated, those shares are deposited in a book-entry account held on your behalf. As soon as practicable after the expiration of this rights offering, we intend to deliver certificates representing the shares of our Class A Common Stock that you purchase in this rights offering or, if the shares are uncertificated, to cause the shares to be deposited in a book-entry account held on your behalf; provided, however, that we may deliver certificates representing the shares issued in respect of any basic subscription rights exercised by BFC directly through us (or cause such shares to be deposited in a book-entry account held on BFC’s behalf) promptly after we accept BFC’s subscription, which may be prior to the expiration of this rights offering.

You should not consider the subscription price of our Class A Common Stock as an indication of the value of the Company.

Our board of directors set the subscription price based upon the market price of our Class A Common Stock on June 9, 2010, the date on which the subscription price was established. The closing sales price of our Class A Common Stock on the New York Stock Exchange on June 9, 2010 was $1.49 per share. The subscription price does not necessarily bear any relationship to any other established criteria for value, including our past operations, cash flows or current financial condition. Accordingly, you should not consider the subscription price as an indication of the value of the Company.

Shareholders who do not fully exercise their subscription rights will have their interests diluted by shareholders who do exercise their subscription rights.

If you do not exercise all of your subscription rights, you may suffer significant dilution of your percentage ownership of our Class A Common Stock relative to shareholders who fully exercise their subscription rights. For example, if you owned 499,938 shares of our Class A Common Stock as of the close of business on June 14, 2010, or approximately 1% of the issued and outstanding shares of our Class A Common Stock at that time, and you exercise none of your subscription rights while all other subscription rights are exercised, then the percentage ownership represented by your shares will be reduced to approximately 0.75% after this rights offering.

The subscription price determined for this rights offering is below book value.

The subscription price is significantly lower than the Company’s $2.43 per share book at March 31, 2010. If all shareholders fully exercise their subscription rights, then the per share book value will be immediately diluted by approximately $0.24 per share to $2.19 per share. However, if all shareholders do not fully exercise their subscription rights, then the amount of dilution that you will experience will be less.

We have broad discretion in the use of the net proceeds from this rights offering and may not use them effectively.

We will have broad discretion in determining how the proceeds of this rights offering will be used. While our board of directors believes that flexibility in application of the net proceeds is prudent, the broad discretion it affords entails increased risks to the investors in this rights offering. Investors in this rights offering have no current basis to evaluate the possible merits or risks of any application of the net proceeds of this rights offering. Our shareholders may not agree with the manner in which we choose to allocate and spend the net proceeds. A failure to apply the net proceeds of this rights offering effectively could have a material adverse effect on us.

There are limitations on the number of shares you may purchase in this rights offering.

Because we are a unitary savings and loan holding company, the OTS has the authority to, among other things, prevent individuals and entities from acquiring control of us. Under the applicable rules and regulations of the OTS, if, after giving effect to the number of shares of our Class A Common Stock you subscribe for in this rights offering, you, directly or indirectly, or through one or more subsidiaries, or acting in concert with one or more other persons or entities, will own (i) more than 10% of our Class A Common Stock and one or more specified control factors exist, then you will be determined, subject to your right of rebuttal, to have acquired control of us or (ii) more than 25% of our Class A Common Stock, then you will be conclusively determined to have acquired control of us, regardless of whether any control factors exist. Accordingly, subject to certain limited exceptions, you will be required to rebut such determination of control or obtain the approval of the OTS relating to such acquisition of control, as the case may be, prior to acquiring the number of shares of our Class A Common Stock in this rights offering which would cause your ownership of our Class A Common Stock to exceed either of the thresholds set forth above. We will not be required to issue to you shares of our Class A Common Stock subscribed for in this rights offering until you obtain all required clearances and approvals, including, without limitation, the approval of the OTS, to own or control such shares.

As of June 14, 2010, we had a total of 49,939,842 shares of Class A Common Stock issued and outstanding. In the event this rights offering is fully subscribed for, we will issue approximately 16,666,667 shares of Class A Common Stock in this rights, and there will be approximately 66,606509 shares of Class A Common Stock issued and outstanding after this rights offering; however, there is no assurance that this rights offering will be fully subscribed for and, accordingly, we cannot state with certainty the number of shares of our Class A Common Stock that you will be permitted to purchase without receiving the prior approval of the OTS. You are urged to consult with your own legal counsel regarding whether to seek the prior approval of the OTS in connection with your exercise of the subscription rights issued to you.

In addition to the above-described regulatory limitation on the number of shares of our Class A Common Stock you may purchase in this rights offering, we may determine not to accept any particular over-subscription request if, in our judgment based on information available to us, the issuance of shares of our Class A Common Stock in respect thereof would jeopardize or limit our ability to use our available net operating losses to offset future taxable income. This would generally be deemed to occur if, over the prior three-year period, one or more shareholders owning 5% or more of our Class A Common Stock have aggregate increases in their ownership of our stock of more than 50 percentage points. See also “Provisions in our charter documents, as well as the shareholder rights plan which we expect to adopt, may make it difficult for a third party to acquire us and could depress the price of our Class A Common Stock.”

There is no minimum subscription amount for this rights offering.

We have not established a minimum subscription amount for this rights offering. Accordingly, we may accept your subscription regardless of the actual aggregate amount of proceeds we receive. Further, unless we make a material amendment to this rights offering, once you exercise your subscription rights, you may not revoke the exercise. There is no assurance that any particular amount will be raised or that the proceeds received will be sufficient to allow us to accomplish our business objectives.

We may terminate this rights offering and return your subscription payments without interest.

We may, in our sole discretion, decide not to continue with this rights offering or to terminate this rights offering at any time. This decision would be based upon various factors, including market conditions. We currently have no intention to terminate this rights offering, but we are reserving the right to do so. If we terminate this rights offering, neither we nor the subscription agent will have any obligation to you with respect to the subscription rights, except to return your subscription payments, without interest or deduction.

You will not be able to revoke your exercise of subscription rights.

Once you exercise your subscription rights, you may not revoke the exercise. Therefore, even if circumstances arise after you have subscribed for shares of our Class A Common Stock in this rights offering that cause you to change your mind about investing in our Class A Common Stock, or if this rights offering is extended, you will nonetheless be legally bound to proceed. However, if we amend this rights offering in a way which we believe is material, we will extend this rights offering and offer all rights holders the right to revoke any subscription submitted prior to such amendment upon the terms and conditions we set forth in the amendment. The extension of this rights offering will not, in and of itself, be treated as a material amendment for these purposes.

You must act promptly and follow instructions carefully if you want to exercise your subscription rights.

Eligible participants and, if applicable, brokers, dealers, banks and other nominees acting on their behalf, who desire to purchase shares of Class A Common Stock in this rights offering must act promptly to ensure that, unless guaranteed delivery procedures are followed, all required subscription rights certificates and payments are actually received by the subscription agent before the expiration of this rights offering. The time period to exercise subscription rights is limited. To exercise a subscription right, you or your broker, dealer, bank or other nominee must do so by 5:00 p.m., New York City time, on July 20, 2010, unless we extend this rights offering. If you or your broker, dealer, bank or other nominee fail to complete and sign the required subscription rights certificate, send an incorrect payment amount or otherwise fail to follow the procedures that apply to the exercise of your subscription rights, we may, depending on the circumstances, reject your exercise of subscription rights or accept it to the extent of the payment received. Neither we nor the subscription agent undertake to contact you concerning, or to attempt to correct, an incomplete or incorrect subscription rights certificate or payment or to contact you concerning whether a broker, dealer, bank or other nominee holds subscription rights on your behalf. We have the sole discretion to determine whether an exercise properly follows the applicable procedures.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying base prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. When used in this prospectus supplement and the accompanying base prospectus, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify certain of such forward-looking statements. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting us and our operations, markets, products and services, including the impact of the changing regulatory environment, a continued or deepening recession, decreases in real estate values, and increased unemployment on our business generally, our regulatory capital ratios, the ability of our borrowers to service their obligations and of our customers to maintain account balances and the value of collateral securing our loans; credit risks and loan losses, and the related sufficiency of the allowance for loan losses, including the impact on the credit quality of our loans (including those held in our asset workout subsidiary) of a sustained downturn in the economy and in the real estate market and other changes in the real estate markets in our trade area, and where our collateral is located; the quality of our real estate based loans, including our residential land acquisition and development loans (including builder land bank loans, land acquisition and development loans and land acquisition, development and construction loans) as well as commercial land loans, other commercial real estate loans, residential loans and consumer loans, and conditions specifically in those market sectors; the quality of our commercial business loans and conditions specifically in that market sector; the risks of additional charge-offs, impairments and required increases in our allowance for loan losses; changes in interest rates and the effects of, and changes in, trade, monetary and fiscal policies and laws, including their impact on BankAtlantic’s net interest margin; adverse conditions in the stock market, the public debt market and other financial and credit markets, and the impact of such conditions on our activities, the value of our assets and on the ability of our borrowers to service their debt obligations and maintain account balances; BankAtlantic’s initiatives not resulting in continued growth of core deposits or increasing average balances of new deposit accounts or producing results which do not justify the costs; the success of our expense reduction initiatives and the ability to achieve additional cost savings; and the impact of periodic valuation testing of goodwill, deferred tax assets and other assets. Past performance, actual or estimated new account openings and deposit balance growth may not be indicative of future results. Forward-looking statements relating to our cash offers to purchase outstanding TruPS are subject to the risk that a sufficient number of consents are not received from the requisite holders, that trustees do not act on the consents or accept the offers in which they are involved, and that we are not able to obtain financing upon acceptable terms, in amounts sufficient to complete the offers, or at all. In addition to the risks and factors identified above, reference is also made to other risks and factors detailed herein and in reports filed by us with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2009. We caution that the foregoing factors are not exclusive.

USE OF PROCEEDS

Assuming that all subscription rights are exercised, we estimate that we would receive net proceeds in this rights offering of approximately $24,500,000, after deducting offering expenses. We will have broad discretion in determining how the net proceeds of this rights offering will be used. We currently intend to use the net proceeds of this rights offering for general corporate purposes, which may include contributions to the capital of, and support of, BankAtlantic and funding the purchase of any of our outstanding TruPS which are tendered pursuant to our current cash offers to purchase the TruPS.

THE RIGHTS OFFERING

Before exercising any subscription rights, you should read carefully the information set forth under “Risk Factors” beginning on page S-7.

The Subscription Rights

Basic Subscription Rights

We are distributing to you, at no cost, 0.327 subscription rights for each share of our Class A Common Stock and Class B Common Stock that you owned as of the close of business on June 14, 2010. You will not receive fractional subscription rights in this rights offering, but instead we have rounded your total aggregate number of subscription rights up to the next largest whole number. Each whole subscription right entitles you to purchase one share of our Class A Common Stock for $1.50 per share. If you wish to exercise your subscription rights, you must do so before 5:00 p.m., New York City time, on July 20, 2010, unless we extend this rights offering. After the expiration of this rights offering, the subscription rights will expire and will no longer be exercisable.

Shares of our Class A Common Stock are currently represented by certificates; however, our board of directors may authorize the issuance of shares of our Class A Common Stock without certificates. You will receive certificates representing the shares that you purchase pursuant to the exercise of your basic subscription rights or, if the shares are uncertificated, the shares will be deposited in a book-entry account held on your behalf as soon as practicable after the expiration of this rights offering, whether you exercise your subscription rights immediately prior to the expiration time or earlier; provided, however, that certificates representing the shares issuable in respect of any basic subscription rights exercised by BFC directly through us will be delivered to BFC (or those shares will be deposited in a book-entry account held on BFC’s behalf) promptly after we accept BFC’s subscription, which may be prior to the expiration time.

Over-Subscription Option

The over-subscription option provides shareholders that exercise all of their basic subscription rights the opportunity to request to purchase shares that are not purchased by other shareholders in this rights offering at the same subscription price per share. If you wish to make such an over-subscription request, you should indicate the number of additional shares that you would like to purchase in the space provided on your subscription rights certificate. When you send in your subscription rights certificate, you must also send the full purchase price for the number of additional shares that you have requested to purchase through your over-subscription option (in addition to the payment due for shares purchased through your basic subscription rights). Each over-subscription request is subject to rejection by us if, in our judgment based on information available to us, the issuance of shares of our Class A Common Stock in respect thereof would jeopardize or limit our ability to use available net operating losses to offset future taxable income. This would generally be deemed to occur if, over the prior three-year period, one or more shareholders owning 5% or more of our Class A Common Stock have aggregate increases in their ownership of our stock of more than 50 percentage points. If the number of shares remaining after the exercise of all basic subscription rights is not sufficient to satisfy all over-subscription requests, shares issued pursuant to over-subscription requests will be allocated (subject to elimination of fractional shares) among the shareholders to whom such shares are issued in the proportion which the number of shares they purchased through their basic subscription rights bears to the total number of shares purchased through the basic subscription rights by all shareholders issued shares pursuant to over-subscription requests. However, if any such shareholder’s pro-rata allocation exceeds the number of shares requested on his, her or its subscription rights certificate, then the shareholder will receive only the number of shares requested, and the remaining shares from the pro-rata allocation will be divided among the other shareholders who are issued shares pursuant to over-subscription requests.

As soon as practicable after the expiration time, the subscription agent will consult with us regarding the shareholders requesting to exercise the over-subscription option. Based on our consultation with the subscription agent as well information we may receive from our legal, tax and other advisors and other information available to us, we will make a determination as to which over-subscription requests, if any, to reject based on the risk that accepting such request and issuing shares of our Class A Common Stock in respect thereof would jeopardize or limit our ability to utilize available net operating losses to offset future taxable income. All over-subscription requests not so rejected by us will be deemed to be accepted. Thereafter, the subscription agent will promptly determine the number of shares of Class A Common Stock to which each shareholder whose over-subscription request was accepted by us is entitled. All such shareholders will receive certificates representing the shares purchased through the over-subscription option as soon as practicable after all determinations, allocations and adjustments have been effected. If you request and pay for more shares than are allocated to you, the subscription agent will refund the overpayment, without interest, to you. In connection with the exercise of the over-subscription option, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of subscription rights exercised, and the number of shares of Class A Common Stock requested through the over-subscription option, by each beneficial owner on whose behalf the nominee holder is acting.

As described below, BFC may subscribe for shares pursuant to any over-subscription request it may make directly through us, in which case we may use BFC’s payment prior to the expiration time. Any such payment will be treated as an advance that will bear interest at the minimum statutory interest rate and be satisfied by the issuance of shares to BFC to the extent it is allocated shares pursuant to its over-subscription request. Any remaining balance will be repaid by us promptly after the expiration time. See “Exercise of Subscription Rights by BFC Financial Corporation.”

Subscription Price

The price to subscribe for shares in this rights offering is $1.50 per share. Our board of directors set the subscription price based upon the market price of our Class A Common Stock on June 9, 2010, the date on which the subscription price was established. The closing sales price of our Class A Common Stock on the New York Stock Exchange on June 9, 2010 was $1.49 per share. The subscription price does not necessarily bear any relationship to any other established criteria for value, including our past operations, cash flows or current financial condition. Accordingly, you should not consider the subscription price as an indication of the value of the Company. We cannot assure you that you will be able to sell shares of our Class A Common Stock purchased in this rights offering at a price equal to or greater than the subscription price. On June 14, 2010, the closing sales price of our Class A Common Stock on the New York Stock Exchange was $1.51 per share. It is not expected that any change will be made to the subscription price by reason of changes in the market price of our Class A Common Stock or other factors prior to the expiration of this rights offering.

Expiration Time

The subscription rights will expire at 5:00 p.m., New York City time, on July 20, 2010, unless we decide to extend this rights offering. If you do not validly exercise your subscription rights prior to that time, your subscription rights will be null and void. We will not be required to issue shares of our Class A Common Stock to you if the subscription agent receives your subscription rights certificate or your payment after that time, regardless of when you sent the subscription rights certificate and payment, unless you send them in compliance with the guaranteed delivery procedures described below.

Termination and Amendment of the Rights Offering

We may terminate this rights offering in our sole discretion at any time for any reason. If we terminate this rights offering, any funds you paid will be refunded, without interest or deduction.

We reserve the right to amend the terms of this rights offering. If we make an amendment that we consider material, we will extend this rights offering and offer all rights holders the right to revoke any subscription submitted prior to such amendment upon the terms and conditions we set forth in the amendment. The extension of this rights offering will not, in and of itself, be a material amendment for these purposes.

Non-Transferability of Subscription Rights

Except in the limited circumstances described below, only you may exercise your subscription rights, and you may not sell, give away or otherwise transfer your subscription rights.

You may, however, transfer your subscription rights to any of your affiliates. As used in this rights offering for this purpose, an affiliate means any person (including a partnership, corporation or other legal entity, such as a trust or estate) which controls, is controlled by or is under common control with you. Your subscription rights also may be transferred by operation of law. For example, a transfer of subscription rights to your estate upon your death would be permitted. If your subscription rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by the subscription agent prior to the expiration of this rights offering.

Exercise of Subscription Rights

You may exercise your subscription rights by delivering to the subscription agent on or prior to the expiration time:

•	a properly completed and duly executed subscription rights certificate;

•	any required signature guarantees or other supplemental documentation; and

•	payment in full of $1.50 per share of our Class A Common Stock subscribed for pursuant to your subscription rights (including your over-subscription option).

You should deliver your subscription rights certificate and payment to the subscription agent at the address set forth in this section under the heading “Subscription Agent.” We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of subscription rights.

You bear all risk for the method of delivery of subscription rights certificates, any necessary accompanying documents and payment of the subscription price to the subscription agent. If you send the subscription rights certificate and other items by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery and clearance of cash payment prior to the expiration time.

We reserve the right to reject any exercise of subscription rights if the exercise does not fully comply with the terms of this rights offering or is not in proper form or if the exercise of rights would be unlawful.

Method of Payment

Payment for the shares of our Class A Common Stock subscribed for must be made by check or bank draft (cashier’s check) drawn upon a U.S. bank or a money order payable to “Computershare Trust Company, N.A. acting as Subscription Agent for BankAtlantic Bancorp, Inc.” Payment will be deemed to have been received by the subscription agent only upon the subscription agent’s receipt of any certified check, bank draft drawn upon a U.S. bank or money order or, in the case of an uncertified personal check, receipt and clearance of such check.

Please note that funds paid by uncertified personal check may take at least seven business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of the expiration time to ensure that the subscription agent receives cleared funds before that time. We also urge you to consider payment by means of a certified or cashier’s check or money order.

Guaranteed Delivery Procedures

If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the subscription rights certificate evidencing your rights to the subscription agent before the expiration time, you may exercise your subscription rights by complying with the following guaranteed delivery procedures:

•	provide your payment in full of the subscription price for each share of Class A Common Stock being subscribed for pursuant to the subscription rights (including your over-subscription option) to the subscription agent before the expiration time;

•	deliver a notice of guaranteed delivery to the subscription agent at or before the expiration time; and

•	deliver the properly completed subscription rights certificate evidencing the subscription rights being exercised, with any required signatures medallion guaranteed, to the subscription agent, within three business days after the date on which this rights offering expired.

Your notice of guaranteed delivery must be substantially in the form provided to you with your subscription rights certificate. Your notice of guaranteed delivery must come from an eligible institution which is a member of, or a participant in, a signature medallion guarantee program acceptable to the subscription agent. In your notice of guaranteed delivery you must state:

•	your name;

•	the number of subscription rights represented by your subscription rights certificate, the number of shares of our Class A Common Stock you are subscribing for pursuant to your subscription rights; and

•	your guarantee that you will deliver to the subscription agent any subscription rights certificates evidencing the subscription rights you are exercising within three business days following the date on which this rights offering expired.

You may deliver the notice of guaranteed delivery to the subscription agent in the same manner as the subscription rights certificate at the addresses set forth in this section under the heading “Subscription Agent.”

Eligible institutions may also transmit the notice of guaranteed delivery to the subscription agent by facsimile transmission to (617) 360-6810. To confirm facsimile deliveries, you may call (781) 575-2332.

The information agent will send you additional copies of the form of notice of guaranteed delivery if you need them. Shareholders may call the information agent at (888) 219-8320, and banks and brokers may call the information agent at (212) 440-9800.

Signature Guarantees

Signatures on the subscription rights certificate do not need to be guaranteed if either the subscription rights certificate provides that the shares of Class A Common Stock to be purchased are to be delivered directly to the record owner of such subscription rights, or the subscription rights certificate is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. Signatures on all other subscription rights certificates must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Exchange Act, subject to the standards and procedures adopted by the subscription agent. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges and savings associations.

Rights of Subscribers

Your exercise of subscription rights in this rights offering will give you no additional rights as a shareholder until the shares of our Class A Common Stock you have subscribed for in this rights offering are issued to you.

No Revocation of Exercised Subscription Rights

Once you send in your subscription rights certificate and payment, you cannot revoke the exercise of your subscription rights, even if the subscription period has not yet ended, we extend this rights offering, you later learn information about us that you consider to be unfavorable or the market price of our Class A Common Stock decreases. However, if we make an amendment to this rights offering that we believe to be material, we will extend this rights offering and offer all rights holders the right to revoke any subscription submitted prior to such amendment upon the terms and conditions we set forth in the amendment. The extension of this rights offering will not, in and of itself, be a material amendment for these purposes. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our Class A Common Stock at a price of $1.50 per share.

Exercise of Subscription Rights by BFC Financial Corporation

BFC Financial Corporation, which holds all of the issued and outstanding shares of our Class B Common Stock and approximately 34.7% of the issued and outstanding shares of our Class A Common Stock, has indicated its intention to exercise all of its basic subscription rights but has made no formal binding commitment to do so. If BFC exercises all of its basic subscription rights and no other shareholders do so, BFC will beneficially own approximately 41.7% of our Class A Common Stock after this rights offering (before giving effect to any shares it may purchase pursuant to its over-subscription option). Our board of directors has determined that it is in the Company’s and BankAtlantic’s best interests that BFC subscribe for any shares which it intends to acquire in this rights offering directly through us, in which case we may accept BFC’s subscription in its entirety and issue shares to BFC in respect of its basic subscription rights prior to the expiration time. Any payment made by BFC in respect of any over-subscription request it may make will be treated as an advance that will bear interest at the minimum statutory interest rate and be satisfied by the issuance of shares to BFC to the extent it is allocated shares pursuant to its over-subscription request. Any remaining balance will be repaid by us promptly after the expiration time.

Issuance of our Class A Common Stock

Unless we earlier terminate this rights offering, the shares of our Class A Common Stock purchased in this rights offering through the exercise of the basic subscription rights will be issued as soon as practicable following the expiration of this rights offering to those rights holders who have timely and properly completed, signed and delivered a subscription rights certificate together with payment of the subscription price for each share of Class A Common Stock subscribed for; provided, however, that, if we accept BFC’s subscription prior to the expiration of this rights offering, we will issue the shares in respect of any basic subscription rights exercised by BFC directly through us promptly after we accept BFC’s subscription. Shares of our Class A Common Stock, if any, attributable to the exercise of the over-subscription option will be issued to rights holders allocated shares pursuant to over-subscription requests as soon as practicable after the expiration of this rights offering and after all determinations, allocations and adjustments described herein have been effected. Shares of our Class A Common Stock are currently represented by certificates; however, our board of directors may authorize the issuance of shares of our Class A Common Stock without certificates. Accordingly, the shares of our Class A Common Stock purchased in this rights offering will be represented by certificates unless our board of directors authorizes that these shares be uncertificated, in which case the shares will be deposited in a book-entry account held on your behalf.

Other than any subscription payment made by BFC, which may be accepted or used by us prior to the expiration of this rights offering, all subscription payments will be held in escrow by the subscription agent through the expiration of this rights offering. You will not be paid any interest on funds paid to the subscription agent, regardless of whether your subscription is accepted by us or returned to you. You will have no rights as a shareholder of the Company with respect to the shares of our Class A Common Stock subscribed for in this rights offering until the certificates, if any, representing such shares are issued to you or, if the shares are uncertificated, the shares are deposited in a book-entry account held on your behalf. You will be deemed the owner of the shares of our Class A Common Stock you purchased pursuant to your exercise of subscription rights upon the issuance of the certificates representing the shares or the deposit of the shares in the applicable book-entry account. Unless otherwise instructed in the subscription rights certificate, the shares issued to you pursuant to your exercise of subscription rights will be registered in your name or the name of your nominee, if applicable. We will not issue any fractional shares of our Class A Common Stock.

Shares Held for Others

If you are a broker, a trustee or a depository for securities, or you otherwise hold shares of our common stock for the account of others as a nominee holder, you should promptly notify the beneficial owner of such shares as soon as possible to obtain instructions with respect to their subscription rights. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificate and submit it, together with any other required documentation and payment in full for the shares subscribed for, to the subscription agent.

If you are a beneficial owner of our common stock held by a nominee holder, such as a broker, dealer or bank, we will ask your broker, dealer, bank or other nominee to notify you of this rights offering. If you wish to purchase shares of our Class A Common Stock in this rights offering, you should promptly contact the nominee holder and ask him or her to effect transactions in accordance with your instructions.

Ambiguities in Exercise of Subscription Rights

If you do not specify the number of shares of our Class A Common Stock being subscribed for on your subscription rights certificate, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have subscribed for the maximum number of shares of our Class A Common Stock that could be subscribed for with the payment that the subscription agent receives from you. If the aggregate subscription price paid by you exceeds the amount necessary to purchase the number of shares for which you have indicated an intention to purchase, then you will be deemed to have exercised your subscription rights (including the over-subscription option, if accepted by us) to the full extent of the payment tendered to purchase, to the extent available, that number of whole shares of our Class A Common Stock equal to the quotient obtained by dividing the payment tendered by the subscription price. Any remaining amount shall be returned to you by mail, without interest or deduction, as soon as practicable after the expiration of this rights offering and after all determinations, allocations and adjustments contemplated by the terms of this rights offering have been effected.

Our Determinations will be Binding

All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in any exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived by us or cured within such time as we determine in our sole discretion. Neither we nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with the submission of a subscription rights certificate or incur any liability for failure to give you that notice.

Regulatory and Other Limitations on the Number of Shares You may Purchase

Because we are a unitary savings and loan holding company, the OTS has the authority to, among other things, prevent individuals and entities from acquiring control of us. Under the applicable rules and regulations of the OTS, if, after giving effect to the number of shares of our Class A Common Stock you subscribe for in this rights offering, you, directly or indirectly, or through one or more subsidiaries, or acting in concert with one or more other persons or entities, will own (i) more than 10% of our Class A Common Stock and one or more specified control factors exist, then you will be determined, subject to your right of rebuttal, to have acquired control of us or (ii) more than 25% of our Class A Common Stock, then you will be conclusively determined to have acquired control of us, regardless of whether any control factors exist. Accordingly, subject to certain limited exceptions, you will be required to rebut such determination of control or obtain the approval of the OTS relating to such acquisition of control, as the case may be, prior to acquiring the number of shares of our Class A

Common Stock in this rights offering which would cause your ownership of our Class A Common Stock to exceed either of the thresholds set forth above. We will not be required to issue to you shares of our Class A Common Stock subscribed for in this rights offering until you obtain all required clearances and approvals, including, without limitation, the approval of the OTS, to own or control such shares.

As of June 14, 2010, we had a total of 49,939,842 shares of Class A Common Stock issued and outstanding. In the event this rights offering is fully subscribed for, we will issue approximately 16,666,667 shares of Class A Common Stock in this rights offering, and there will be approximately 66,606,509 shares of Class A Common Stock issued and outstanding after this rights offering; however, there is no assurance that this rights offering will be fully subscribed for and, accordingly, we cannot state with certainty the number of shares of our Class A Common Stock that you will be permitted to purchase without receiving the prior approval of the OTS. You are urged to consult with your own legal counsel regarding whether to seek the prior approval of the OTS in connection with your exercise of the subscription rights issued to you.

As the holder of all of the issued and outstanding shares of our Class B Common Stock and approximately 34.7% of the issued and outstanding shares of our Class A Common Stock, BFC previously received the approval of the OTS to own a controlling interest in our common stock. As a result, BFC may acquire shares of our Class A Common Stock in this rights offering without obtaining any additional approval of the OTS.

In addition to the above-described regulatory limitation on the number of shares of our Class A Common Stock you may purchase in this rights offering, we expect to adopt a shareholder rights plan aimed at preserving our ability to use our available net operating losses. The shareholder rights plan, if triggered, would cause substantial dilution to any person or group that acquires 5% or more of the outstanding shares of our Class A Common Stock or owns 5% or more of the outstanding shares of our Class A Common Stock and thereafter acquires any additional shares of our Class A Common Stock without our approval; provided, however, that the issuance of shares pursuant to the exercise of basic subscription rights in this rights offering will be exempt from the operation of the shareholder rights plan. Further, regardless of whether we adopt a shareholder rights plan prior to the expiration of this rights offering, we may determine not to accept any particular over-subscription request if, in our judgment based on information available to us, the issuance of shares of our Class A Common Stock in respect thereof would jeopardize or limit our ability to use our available net operating losses to offset future taxable income.

Shares of Our Class A Common Stock Issued and Outstanding After this Rights Offering

As of June 14, 2010, we had issued and outstanding 49,939,842 shares of Class A Common Stock. Assuming we issue all of the shares of our Class A Common Stock which may be purchased in this rights offering, approximately 66,606,509 shares of our Class A Common Stock will be issued and outstanding after this rights offering. This would represent an increase of approximately 33.4% in the number of issued and outstanding shares of our Class A Common Stock. If you do not fully exercise your subscription rights but others do, the percentage of our Class A Common Stock that you hold will decrease.

In addition, we have and will continue to evaluate the advisability of other stock offerings and other future actions involving the issuance of our securities, including through future rights offerings, at-the-market offerings or other public offerings. We could also pursue these financings at the BankAtlantic Bancorp parent company level or directly at BankAtlantic or both. Additional issuances of our Class A Common Stock or securities convertible into or exchangeable for our Class A Common Stock will have the effect of increasing the number of issued and outstanding shares of our Class A Common Stock, while issuances of equity directly at BankAtlantic would dilute the Company’s interest in BankAtlantic.

Fees and Expenses

We will pay all fees charged by the subscription agent and the information agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of your subscription rights, and none of us, the subscription agent nor the information agent will pay those expenses.

Subscription Agent

We have appointed Computershare Trust Company, N.A. as subscription agent for this rights offering. You can contact the subscription agent by first class mail at Computershare c/o Voluntary Corporate Actions, P.O. Box 43011 Providence, Rhode Island 02940-3011 or by express mail or overnight courier at Computershare c/o Voluntary Corporate Actions, Suite V, 250 Royall Street, Canton, Massachusetts 02021.

You should deliver your subscription rights certificate, payment of the subscription price and notice of guaranteed delivery (if any) to the subscription agent. We will pay the fees and certain expenses of the subscription agent, which we estimate will total approximately $20,000. Under certain circumstances, we may indemnify the subscription agent from certain liabilities that may arise in connection with this rights offering.

Information Agent

We have appointed Georgeson Inc. as information agent for this rights offering. The information agent will be responsible for delivery of rights offering materials to certain nominee holders. The information agent will also operate a toll free telephone number to answer questions from shareholders relating to this rights offering. Shareholders may contact the information agent by telephone at (888) 219-8320, and banks and brokers may contact the information agent by telephone at (212) 440-9800.

We will pay the fees and certain expenses of the information agent, which we estimate will total approximately $25,000. Under certain circumstances, we may indemnify the information agent from certain liabilities that may arise in connection with this rights offering.

No Recommendations

Neither we nor our board of directors are making any recommendation as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests.

Important

DO NOT SEND SUBSCRIPTION RIGHTS CERTIFICATES DIRECTLY TO US. YOU ARE RESPONSIBLE FOR CHOOSING THE PAYMENT AND DELIVERY METHOD FOR YOUR SUBSCRIPTION RIGHTS CERTIFICATE, AND YOU BEAR THE RISKS ASSOCIATED WITH SUCH DELIVERY. IF YOU CHOOSE TO DELIVER YOUR SUBSCRIPTION RIGHTS CERTIFICATE AND PAYMENT BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. WE ALSO RECOMMEND THAT YOU ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO THE EXPIRATION TIME. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST SEVEN BUSINESS DAYS TO CLEAR, WE STRONGLY URGE YOU TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER’S CHECK OR MONEY ORDER.

If You Have Questions

If you have questions or need assistance concerning the procedure for exercising subscription rights, or if you would like additional copies of this document or the form of notice of guaranteed delivery, you should contact:

Information Agent
Georgeson Inc.
199 Water Street, 26th Floor
New York, New York 10038
Shareholders: 888-219-8320
Banks and Brokers: 212-440-9800

PLAN OF DISTRIBUTION

On or about June 18, 2010, we will distribute at no cost the subscription rights and copies of this prospectus supplement and the accompanying base prospectus to all holders of record of our Class A Common Stock and Class B Common Stock at 5:00 p.m., New York City time, on June 14, 2010. If you wish to exercise your subscription rights, you must timely comply with the exercise procedures described above. See “The Rights Offering — Exercise of Subscription Rights.” If you have any questions, you should contact the information agent, Georgeson Inc., at the applicable telephone number and address set forth on page S-31.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summarizes the material federal income tax consequences to you as a U.S. holder of our common stock and to us as a result of the receipt, lapse or exercise of the subscription rights distributed to you in this rights offering. This discussion does not address the tax consequences of this rights offering under applicable state, local or foreign tax laws. Moreover, this discussion does not address every aspect of taxation that may be relevant to a particular taxpayer under special circumstances or who is subject to special treatment under applicable law and is not intended to be applicable in all respects to all categories of investors. For example, this discussion does not address certain types of investors, such as insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers in securities, persons who hold their shares of our common stock as part of a hedging, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar and persons who are not treated as a U.S. shareholder.

For purposes of this disclosure, a U.S. holder of our common stock is:

•	an individual who is a citizen or resident of the United States;

•	a corporation, partnership or other entity created in, or organized under the laws of, the United States or any state or political subdivision thereof;

•	an estate the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust that either:

•	the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust; or

•	was in existence on August 20, 1996, was treated as a U.S. person on the previous day and elected to continue to be so treated.

This summary is based on the Internal Revenue Code, the Treasury Regulations promulgated thereunder, judicial authority and current administrative rules and practice, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service, so as to result in U.S. federal income tax consequences different from those discussed below. The discussion that follows neither binds nor precludes the Internal Revenue Service from adopting a position contrary to that expressed herein, and we cannot assure you that such a contrary position could not be asserted successfully by the Internal Revenue Service or adopted by a court if the positions were litigated. We have not obtained a ruling from the Internal Revenue Service or a written opinion from tax counsel with respect to the federal income tax consequences discussed below. This discussion assumes that the shares of our common stock you currently own, the subscription rights distributed to you in this rights offering and the shares of our Class A Common Stock that you may subscribe for in this rights offering constitute capital assets within the meaning of Section 1221 of the Code.

Receipt and exercise of the subscription rights distributed in this rights offering is intended to be nontaxable to shareholders, and the following summary assumes you will qualify for such nontaxable treatment. If, however, this rights offering does not qualify as nontaxable, you would be treated as receiving a taxable distribution equal to the fair market value of the subscription rights on their distribution date. The distribution would be taxed as a dividend to the extent made out of our current or accumulated earnings and profits; any excess would be treated first as a return of your basis (investment) in your stock and then as a capital gain. Expiration of the subscription rights would result in a capital loss.

Taxation of Shareholders

Receipt of subscription rights.  You will not recognize any gain or other income upon your receipt of subscription rights in respect of your shares of our common stock. Your tax basis in each subscription right will effectively depend on whether you exercise the subscription right or allow the subscription right to expire. Except as provided in the following sentence, the basis of the subscription rights you receive as a distribution with respect to your shares of our common stock will be zero. If, however, either (i) the fair market value of the subscription rights on the date of issuance is 15% or more of the fair market value (on the date of issuance of the subscription rights) of the shares of our common stock with respect to which they are received or (ii) you properly elect, in your federal income tax return for the taxable year in which the subscription rights are received, to allocate part of your basis in your shares of our common stock to the subscription rights, then upon exercise of the subscription rights, your basis in your shares of our common stock will be allocated between your shares of our common stock and your subscription rights in proportion to the fair market value of each on the date the subscription rights are issued. In addition, your holding period for a subscription right will include your holding period for the shares of our common stock with respect to which the subscription right is issued.

Expiration of subscription rights.  You will not recognize any loss upon the expiration of a subscription right, as no basis will be allocated to such subscription rights.

Exercise of subscription rights.  You generally will not recognize a gain or loss on the exercise of a subscription right. The tax basis of any share of our Class A Common Stock that you purchase in this rights offering will be equal to the sum of your tax basis (if any) in the subscription right exercised and the price paid for the share. The holding period of the shares of our Class A Common Stock purchased in this rights offering will begin on the date that you exercise your subscription rights.

Taxation of the Company

We will not recognize any gain, other income or loss upon the issuance of the subscription rights, the lapse of the subscription rights or the receipt of payment for shares of our Class A Common Stock upon exercise of the subscription rights.

THIS DISCUSSION IS INCLUDED FOR YOUR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU OF THIS RIGHTS OFFERING IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING ANY STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

LEGAL MATTERS

The validity of the shares of our Class A Common Stock offered hereby will be passed upon for us by Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., of Miami, Florida.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this prospectus supplement and the accompanying base prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2009, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. Accordingly, we file quarterly, annual, and current reports, proxy statements and other reports with the SEC. You can read and copy our public documents filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC’s toll-free telephone number at 1-800-SEC-0330 if you need further information about the operation of the SEC’s Public Reference Rooms.

Our filings with the SEC are also available from its Internet website at http://www.sec.gov. Our Class A Common Stock is listed on the New York Stock Exchange under the trading symbol “BBX.”

The information in this prospectus supplement and the accompanying base prospectus may not contain all of the information that may be important to you. You should read this entire prospectus supplement and the accompanying base prospectus, as well as the information incorporated by reference in this prospectus supplement and the accompanying base prospectus, before making an investment decision. We have filed a shelf registration statement on Form S-3 with the SEC covering, among other securities which we may issue from time to time in the future, the securities offered by this prospectus supplement. This prospectus supplement and the accompanying base prospectus, which forms a part of the shelf registration statement, do not contain all of the information included in the shelf registration statement. For further information about us and the securities offered by this prospectus supplement, you should refer to the shelf registration statement and its exhibits. You can obtain the full shelf registration statement from the SEC as indicated above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying base prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 19, 2010;

•	Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 23, 2010;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, filed with the SEC on May 14, 2010;

•	our Current Report on Form 8-K, filed with the SEC on January 21, 2010;

•	our Current Report on Form 8-K, filed with the SEC on February 12, 2010 (Item 8.01 only);

•	our Current Report on Form 8-K, filed with the SEC on February 23, 2010;

•	our Current Report on Form 8-K, filed with the SEC on March 23, 2010;

•	our Current Report on Form 8-K, filed with the SEC on April 22, 2010;

•	our Current Report on Form 8-K, filed with the SEC on April 28, 2010;

•	our Current Report on Form 8-K, filed with the SEC on May 5, 2010 (Item 8.01 only);

•	our Current Report on Form 8-K, filed with the SEC on May 21, 2010;

•	our Current Report on Form 8-K, filed with the SEC on June 2, 2010;

•	our Current Report on Form 8-K, filed with the SEC on June 10, 2010;

•	the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2010, that are deemed “filed” with the SEC under the Exchange Act;

•	the description of our Class A Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on June 25, 1997; and

•	any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act until we complete our offering of all of the securities under this prospectus supplement.

This prospectus supplement and the accompanying base prospectus incorporate documents by reference that are not presented or delivered with this document. You may review and obtain these documents at our Internet website at www.bankatlanticbancorp.com, provided that no other information on our Internet website shall be deemed incorporated by reference. We will provide without charge to each person, including any beneficial owner, to whom this document is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to:

Investor Relations
BankAtlantic Bancorp, Inc.
2100 West Cypress Creek Road
Fort Lauderdale, Florida 33309
(954) 940-5000

PROSPECTUS

$75,000,000
Class A Common Stock
Preferred Stock
Debt Securities
Warrants
Subscription Rights

We may from time to time offer and sell in one or more offerings, together or separately, any combination of the securities described in this prospectus. We will specify in an accompanying prospectus supplement the specific terms of any offering and the securities offered.

Our Class A Common Stock is currently listed on the New York Stock Exchange under the trading symbol “BBX.” Each prospectus supplement will contain information, where applicable, as to any listing on the New York Stock Exchange or any other securities exchange of the securities covered by the prospectus supplement.

As of February 8, 2010, the aggregate market value of our outstanding common equity held by non-affiliates was approximately $36.2 million, based on 29,668,617 shares of our Class A Common Stock held by non-affiliates and a per share price of $1.22, which equaled the closing price of our Class A Common Stock as quoted on the New York Stock Exchange on that date. Because the aggregate market value of our outstanding common equity held by non-affiliates is less than $75 million, we are currently only permitted to use the registration statement of which this prospectus forms a part to offer the securities covered by this prospectus either: (i) pursuant to General Instruction I.B.4. of Form S-3, in a subscription rights offering to our shareholders; or (ii) pursuant to General Instruction I.B.6. of Form S-3, in a primary offering where the maximum amount of securities sold in the offering during any twelve-month period does not exceed one-third of the aggregate market value of our outstanding common equity held by non-affiliates. As of the date of this prospectus, we have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 during the prior twelve-month period that ends on, and includes, the date of this prospectus. If the aggregate market value of our outstanding common equity held by non-affiliates increases to an amount equal to or in excess of $75 million, then we will be permitted to offer the securities covered by this prospectus without regard to the above-described limitations. In any event, the aggregate initial offering price of the securities that we offer under the registration statement of which this prospectus forms a part will not exceed $75 million.

You should read this prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus and any prospectus supplement carefully before you invest. The securities offered by this prospectus may be sold directly by us to purchasers, through agents designated from time to time or to or through underwriters or dealers. We will set forth the names of any underwriters or agents in an accompanying prospectus supplement. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.” The price to the public and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Investing in our securities involves risks. You should carefully consider the risk factors discussed in the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K and in any subsequent Quarterly Report on Form 10-Q, as well as in any prospectus supplement.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 4, 2010.

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, references in this prospectus to “the Company,” “we,” “our” or “us” refer to BankAtlantic Bancorp, Inc. and its consolidated subsidiaries.

The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided or incorporated by reference in this prospectus, any prospectus supplement or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. By using a shelf registration statement, we may sell any combination of the securities described in this prospectus from time to time up to $75 million in one or more offerings and at prices and on terms to be determined by us at or prior to the time of the applicable offering, subject to the General Instructions to Form S-3. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with applicable prospectus supplements and the documents incorporated by reference in this prospectus and any prospectus supplement, includes all material information relating to this offering. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s website (www.sec.gov) or at the SEC’s Public Reference Room described under the heading “Where You Can Find More Information.”

BANKATLANTIC BANCORP

We are a Florida-based unitary savings bank holding company that owns BankAtlantic and its subsidiaries. BankAtlantic provides a full line of products and services encompassing retail and business banking. We report our operations through two business segments consisting of BankAtlantic and BankAtlantic Bancorp, Inc., the parent company.

BankAtlantic is a federally-chartered, federally-insured savings bank organized in 1952. It is one of the largest financial institutions headquartered in Florida and provides traditional retail banking services and a wide range of business banking products and related financial services through a network of more than 100 branches in southeast Florida and the Tampa Bay area, primarily in the metropolitan areas surrounding the cities of Miami, Ft. Lauderdale, West Palm Beach and Tampa, which are located in the heavily-populated Florida counties of Miami-Dade, Broward, Palm Beach, Hillsborough and Pinellas.

As of December 31, 2009, we had total consolidated assets of approximately $4.8 billion, total deposits of approximately $4.0 billion and stockholders’ equity of approximately $141.6 million.

Our Class A Common Stock currently trades on the New York Stock Exchange under the symbol “BBX.” Our principal executive offices are located at 2100 West Cypress Creek Road, Fort Lauderdale, Florida 33309. Our telephone number is (954) 940-5000. Our Internet website address is www.bankatlanticbancorp.com.  Our Internet website and the information contained in or connected to our website are not incorporated into, and are not part of, this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before investing in our securities, you should carefully consider the risks described under the heading “Risk Factors” contained in any prospectus supplement, in our most recent Annual Report on Form 10-K and in any subsequent Quarterly Report on Form 10-Q, as well as all of the other information contained or incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and related notes. If any of the possible events described in those sections actually occur, our business, business prospects, cash flow, results of operations or financial condition could be harmed. Additional risks and uncertainties not presently known to us may also adversely impact our operations.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. When used in this prospectus and in any documents incorporated by reference herein, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify certain of such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements. Forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties that could change based on factors which are, in many instances, beyond the Company’s control. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting us and our operations, markets, products and services, including the impact of the changing regulatory environment, a continued or deepening recession, decreases in real estate values, and increased unemployment on our business generally, our regulatory capital ratios, and the ability of our borrowers to service their obligations and of our customers to maintain account balances; credit risks and loan losses, and the related sufficiency of the allowance for loan losses, including the impact on the credit quality of our loans (including those held in our asset workout subsidiary) of a sustained downturn in the economy and in the real estate market and other changes in the real estate markets in our trade area, and where our collateral is located; the quality of our real estate based loans, including our residential land acquisition and development loans (including builder land bank loans, land acquisition and development loans and land acquisition, development and construction loans) as well as commercial land loans, other commercial real estate loans, residential loans and consumer loans, and conditions specifically in those market sectors; the quality of our commercial business loans and conditions specifically in that market sector; the risks of additional charge-offs, impairments and required increases in our allowance for loan losses; changes in interest rates and the effects of, and changes in, trade, monetary and fiscal policies and laws, including their impact on BankAtlantic’s net interest margin; new consumer banking regulations and the effect on our service fee income; adverse conditions in the stock market, the public debt market and other financial and credit markets, and the impact of such conditions on our activities, the value of our assets and on the ability of our borrowers to service their debt obligations and maintain account balances; BankAtlantic’s initiatives not resulting in continued growth of core deposits or increasing average balances of new deposit accounts or producing results which do not justify their costs; the success of our expense reduction initiatives and our ability to achieve additional cost savings or to maintain the current lower expense structure; and the impact of periodic valuation testing of goodwill, deferred tax assets and other assets. Past performance, actual or estimated new account openings and growth may not be indicative of future results. In addition, forward-looking statements relating to our cash offers to purchase outstanding trust preferred securities (“TruPS”) are subject to the risk that the requisite holders of the particular series of TruPS to which each offer relates do not consent and tender, and that, if received, we are not able to obtain financing upon acceptable terms, in amounts sufficient to complete the offers, if at all. Past performance may not be indicative of future results. In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in our most recent Annual Report on Form 10-K and in any subsequent Quarterly Report on Form 10-Q. We caution that the foregoing factors are not exclusive.

USE OF PROCEEDS

Unless otherwise indicated in an applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which could include the redemption of TruPS or the repayment of debt, and to support BankAtlantic.

RATIO OF EARNINGS TO FIXED CHARGES

The table below contains our consolidated ratio of earnings to fixed charges for each of the periods indicated (dollar amounts in thousands):

	Year Ended December 31,
	2009	2008	2007	2006		2005

Ratio of earnings to fixed charges	N/A	N/A	N/A	1.19	x	1.44	x
Deficiency of earnings to fixed charges	(221,239)	(186,755)	(57,584)	N/A		N/A

We computed the ratio of earnings to fixed charges by dividing earnings from continuing operations by fixed charges. For purposes of computing this ratio, “earnings” consist of income from continuing operations before provision for income taxes, extraordinary charges and changes in accounting principles plus fixed charges. “Fixed charges” consist of the sum of interest expense on indebtedness and interest expense on deposits and an estimate of the interest component of rent expense. We did not have any shares of preferred stock outstanding, and, accordingly, we did not declare or pay any dividends on our preferred stock, during any of the years ended December 31, 2005 through 2009.

DESCRIPTION OF SECURITIES

The following is a general description of the terms and provisions of the securities we may offer and sell under this prospectus. These summaries are not meant to be a complete description of each security. This prospectus, together with any accompanying prospectus supplement, will contain the material terms and conditions for each security. The prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following summary describes the material terms of our capital stock. For the complete terms of our capital stock, you should read the more detailed provisions of our Restated Articles of Incorporation and Amended and Restated Bylaws, as well as the applicable provisions of the Florida Business Corporation Act. See “Where You Can Find More Information.”

Our authorized capital stock consists of 125,000,000 shares of Class A Common Stock, par value $0.01 per share, 9,000,000 shares of Class B Common Stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. Holders of our common stock are not entitled to preemptive rights. As of April 8, 2010, we had 49,939,842 shares of Class A Common Stock and 975,225 shares of Class B Common Stock issued and outstanding, and no shares of preferred stock were outstanding.

Common Stock

Voting Rights

Except as provided by law or as specifically provided in our Restated Articles of Incorporation, holders of our Class A Common Stock and Class B Common Stock vote as a single group. Each share of Class A Common Stock is entitled to one vote, and the Class A Common Stock represents in the aggregate 53% of the total voting power of the common stock. Each share of Class B Common Stock is entitled to the number of votes per share which will represent in the aggregate 47% of the total voting power of the common stock. The fixed voting percentages will be eliminated, and shares of Class B Common Stock will be entitled to only one vote per share, from and after the date that BFC Financial Corporation (“BFC”) or its affiliates no longer own in the aggregate at least 486,613 shares of Class B Common Stock.

Under Florida law, holders of our Class A Common Stock are entitled to vote as a separate voting group on amendments to our Restated Articles of Incorporation which require the approval of our shareholders and would have any of the following effects:

•	effect an exchange or reclassification of all or part of the shares of Class A Common Stock into shares of another class of stock;

•	effect an exchange or reclassification, or create a right of exchange, of all or a portion of the shares of another class of stock into shares of Class A Common Stock;

•	change the designation, rights, preferences or limitations of all or a portion of the shares of Class A Common Stock;

•	change all or a portion of the shares of Class A Common Stock into a different number of shares of Class A Common Stock;

•	create a new class of shares which have rights or preferences with respect to distributions or to dissolution that are prior or superior to the shares of Class A Common Stock; or

•	increase the rights, preferences or number of authorized shares of any class of shares that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior or superior to the shares of Class A Common Stock.

However, if a proposed amendment that would otherwise entitle the holders of our Class A Common Stock to vote as separate voting group as a result of the amendment having one of the effects described above would affect the holders of our Class B Common Stock or any of our other securities in the same or substantially similar way, then the holders of our Class A Common Stock will not be entitled to vote as a separate voting group on the amendment but instead will vote together with the other similarly affected shareholders as a single voting group on the proposed amendment.

Under Florida law, holders of our Class B Common Stock are entitled to vote as a separate voting group and would therefore have effective veto power on amendments to our Restated Articles of Incorporation which require the approval of our shareholders and would affect the rights of the Class B Common Stock in substantially the same manner as described above with respect to the Class A Common Stock. Further, under Florida law, holders of our Class A Common Stock and Class B Common Stock will be entitled to vote as a separate voting group on any plan of merger or plan of share exchange that requires the approval of our shareholders and contains a provision which, if included in a proposed amendment to our Restated Articles of Incorporation, would require their vote as a separate voting group.

In addition to the rights afforded to our shareholders under Florida law, our Restated Articles of Incorporation provide that the approval of the holders of our Class B Common Stock, voting as a separate voting group, will be required before any of the following actions may be taken:

•	the issuance of any additional shares of Class B Common Stock, other than a stock dividend issued to holders of Class B Common Stock;

•	the reduction of the number of outstanding shares of Class B Common Stock (other than upon conversion of the Class B Common Stock into Class A Common Stock or upon a voluntary disposition to us); or

•	any amendments of the capital stock provisions of the our Restated Articles of Incorporation.

Our Board of Directors is classified into three classes with staggered terms of three years. Cumulative voting is not provided for in our Restated Articles of Incorporation, which means that the holders of shares of our Class A Common Stock and Class B Common Stock representing a majority of the votes cast can elect all of the directors then standing for election.

Convertibility of Class B Common Stock into Class A Common Stock; Ownership Restrictions on Class B Common Stock

Holders of our Class B Common Stock possess the right, at any time, to convert any or all of their shares of Class B Common Stock into shares of Class A Common Stock on a share-for-share basis. Only BFC and its affiliates may hold Class B Common Stock and, accordingly, sales of Class B Common Stock to unaffiliated parties would require the conversion of those shares to Class A Common Stock prior to or contemporaneously with the sale. However, the sale of BFC or any other change in control of BFC would not result in the conversion of the shares of Class B Common Stock held by BFC into shares of Class A Common Stock.

Dividends and Other Distributions; Liquidation Rights

Holders of our Class A Common Stock and Class B Common Stock are entitled to receive cash dividends, when and as declared by our Board of Directors out of legally available assets subject to regulatory restrictions and limitations. Any distribution per share with respect to our Class A Common Stock will be identical to the distribution per share with respect to our Class B Common Stock, except that a stock dividend or other non-cash distribution to holders of Class A Common Stock may be declared and issued only in the form of Class A Common Stock while a dividend or other non-cash distribution to holders of Class B Common Stock may be declared and issued in the form of either Class A Common Stock or Class B Common Stock at the discretion of our Board of Directors, provided that the number of any shares so issued or any non-cash distribution is the same on a per share basis.

Upon any liquidation, the assets legally available for distribution to shareholders will be distributed ratably among the holders of our Class A Common Stock and Class B Common Stock.

Transfer Agent

The transfer agent for our Class A Common Stock is American Stock Transfer & Trust Company. The transfer agent’s address is 59 Maiden Lane, Plaza Level, New York, New York 10038.

Preferred Stock

Pursuant to our Restated Articles of Incorporation, our Board of Directors has the authority, without further action by our shareholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, voting powers, preferences and rights of the shares of each wholly unissued series, and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series, but not to below the number of shares of such series then outstanding.

The designations, voting powers, preferences and rights of the preferred stock of each series, as well as the qualifications, limitations or restrictions thereof, will be set forth in an Articles of Amendment to our Restated Articles of Incorporation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any Articles of Amendment that describe the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock.

The prospectus supplement relating to any preferred stock we offer will include a description of the designations, voting powers, preferences and rights of the preferred stock, as well as the qualifications, limitations or restrictions thereof (as set forth in the related Articles of Amendment to our Restated Articles of Incorporation). This description will include:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	voting rights, if any;

•	preemptive rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

Under Florida law, holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our Restated Articles of Incorporation if the amendment would change the par value or, unless our Restated Articles of Incorporation provided otherwise, change the number of authorized shares of the class or change the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable Articles of Amendment.

Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our Company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms under which the preferred stock may be convertible into or exchangeable for our Class A Common Stock or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our Class A Common Stock or other securities that the holders of preferred stock receive upon conversion or exchange of the preferred stock would be subject to adjustment.

Certain Anti-Takeover Effects

The terms of our Class A Common Stock and Class B Common Stock make the sale or transfer of control of the Company or the removal of incumbent directors unlikely without the concurrence of BFC, the holder of all of our Class B Common Stock. Our Restated Articles of Incorporation and Amended and

Restated Bylaws also contain other provisions which could have anti-takeover effects. These provisions include, without limitation:

•	the authority of our Board of Directors to issue additional shares of preferred stock and to fix the relative rights and preferences of the preferred stock without additional shareholder approval;

•	the division of our Board of Directors into three classes of directors with three-year staggered terms; and

•	certain notice procedures to be complied with by shareholders in order to make shareholder proposals or nominate directors.

We are also subject to the Florida Business Corporation Act, including provisions related to “control share acquisitions.” These provisions generally provide that shares acquired within specified voting ranges (shares representing in excess of 20%, 33% and 50% of our outstanding voting power) will not possess voting rights unless the acquisition of the shares is approved in advance by our Board of Directors or the voting rights associated with the acquired shares are approved by a majority vote of our disinterested shareholders following the acquisition of the shares.

Regulatory Limitations

Because we are a unitary savings and loan holding company, the Office of Thrift Supervision (the “OTS”) has the authority to, among other things, prevent individuals and entities from acquiring control of us. Under the applicable rules and regulations of the OTS, if, after giving effect to a purchase of any class of our voting securities, you, directly or indirectly, or through one or more subsidiaries, or acting in concert with one or more other persons or entities, will own (i) more than 10% of that class of securities and one or more specified control factors exist, then you will be determined, subject to your right of rebuttal, to have acquired control of us or (ii) more than 25% of that class of securities, then you will be conclusively determined to have acquired control of us, regardless of whether any control factors exist. Accordingly, subject to certain limited exceptions, you will be required to rebut such determination of control or obtain the approval of the OTS relating to such acquisition of control, as the case may be, prior to purchasing shares of our voting securities which we may offer under this prospectus which would cause your ownership in those securities to exceed either of the thresholds set forth above. We will not be required to issue to you any securities so purchased until you obtain all required clearances and approvals, including, without limitation, the approval of the OTS, to own or control those securities.

As the holder of all of the issued and outstanding shares of our Class B Common Stock and approximately 36% of the issued and outstanding shares of our Class A Common Stock, BFC has previously received all required regulatory approvals, including, without limitation, the approval of the OTS, relating to its control of us and ownership of our common stock and, accordingly, BFC may acquire any securities we may offer under this prospectus without obtaining any additional approval of the OTS.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes the general terms and provisions of the debt securities that we may offer. When we offer to sell a particular series of debt securities, we will describe the specific terms of that series in a supplement to this prospectus. We will also indicate in the prospectus supplement whether the general terms and provisions that we describe in this prospectus apply to that particular series of debt securities. For a complete description of the material terms of a particular issue of debt securities, you must refer to both the prospectus supplement relating to that series and to the following description.

If issued, we will issue the debt securities under an indenture between us and U.S. Bank National Association (or a subsequent or replacement trustee), as trustee. The indenture is subject to, and governed by, the Trust Indenture Act of 1939. We have filed a copy of the form of indenture as an exhibit to the registration statement of which this prospectus forms a part. We have summarized the material portions of the indenture below, but you should read the indenture for other provisions that may be important to you. We qualify the following summary in its entirety by reference to the provisions of the indenture.

General

The debt securities will be our direct unsecured general obligations. We will establish the terms of each series of debt securities that we will issue under the indenture by a resolution of our Board of Directors. We will detail the terms of the debt securities that we will offer in an officers’ certificate under the indenture or by a supplemental indenture. We will describe the particular terms of each series of debt securities that we issue in a prospectus supplement relating to that series. The specific terms described in any prospectus supplement may differ from the terms described below.

Under the indenture, we can issue an unlimited amount of debt securities, including debt securities that are convertible into, or exchangeable for, our other securities, including our common stock. We may issue the debt securities:

•	in one or more series;

•	with the same or various maturities;

•	at par;

•	at a premium; or

•	at a discount.

We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

•	the initial offering price;

•	the aggregate principal amount of that series of debt securities;

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•	the maturity date;

•	the per annum rate or rates (which may be fixed or variable) or the method used to determine such rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest;

•	the date or dates from which interest will accrue;

•	the date or dates on which interest will commence and be payable;

•	any regular record date for the interest payable on any interest payment date;

•	the place or places where we will pay the principal, premium and interest with respect to the debt securities;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities under any sinking fund or similar provisions or at the option of a holder of debt securities;

•	the denominations in which we will issue the debt securities, if we issue them other than in denominations of $1,000 and any integral multiple thereof;

•	whether we will issue the debt securities in the form of certificated debt securities or global securities;

•	the currency of denomination of the debt securities;

•	any addition to or change in the events of default that are described in this prospectus or in the indenture;

•	any change in the acceleration provisions that are described in this prospectus or in the indenture;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

We may issue debt securities that provide that we must only pay an amount less than our stated principal amount if our maturity date accelerates. In the prospectus supplement, we will also provide information regarding the federal income tax considerations and other special considerations that apply to any of the particular debt securities.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms under which a series of debt securities may be convertible into, or exchangeable for, our Class A Common Stock or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our Class A Common Stock or our other securities that the holders of the series of debt securities receive upon conversion or exchange would be subject to adjustment.

Form, Exchange and Transfer

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company (“DTC”) or a nominee of DTC, as depositary (a “book-entry debt security”), or a certificate issued in definitive registered form (a “certificated debt security”).

We will describe whether the particular series of debt securities will be a book-entry debt security or a certificated debt security in the applicable prospectus supplement. Except as described under “Global Debt Securities and Book-Entry System” below, we will not issue book-entry debt securities in certificated form.

Certificated Debt Securities

You may transfer or exchange certificated debt securities at the trustee’s office or at paying agencies as provided for in the indenture. We will not charge you any service charge for any transfer or exchange of certificated debt securities, but may require you to pay a sum sufficient to cover any tax or other governmental charge that may be required in connection with your transfer or exchange.

You may transfer certificated debt securities and the right to receive the principal, premium and interest on certificated debt securities only by surrendering the certificate representing your certificated debt securities. After you surrender your certificated debt securities, we or the trustee will reissue your certificate or issue a new certificate to the new holder.

Global Debt Securities and Book-Entry System

A global debt security is a debt security that represents, and is denominated in an amount equal to the aggregate principal amount of, all outstanding debt securities of a series, or any portion thereof, in either case having the same terms, including the same:

•	original issue date;

•	date or dates on which we must pay principal and interest; and

•	interest rate or method of determining interest.

We will deposit each global debt security representing book-entry debt securities with, or on behalf of, the depositary and will also register the global debt security in the name of the depositary or its nominee. We anticipate that the depositary will follow the following procedures with respect to book-entry debt securities.

Only persons who have accounts with the depositary for the related global debt security, or participants, or a person that holds an interest through a participant may own beneficial interests in book-entry debt securities. When we issue a global debt security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the appropriate principal amounts of the book-entry debt securities that the participant owns. Any dealers, underwriters or agents participating in the distribution of the book-entry debt securities will designate the accounts that the depositary will credit. Ownership of book-entry debt securities will be shown on, and the transfer of the ownership interests in book-entry debt securities will be effected only through, records that the depositary maintains for the related global debt security (for interests of participants) and records that the participants maintain (for interests of persons holding through participants). The laws of some states may require that some purchasers of securities take physical delivery of their securities in definitive form. Because, except under the special circumstances that are described below, we will not issue book-entry debt securities in certificated form, these laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities. So long as the depositary, or its nominee, is the registered owner of a global debt security, we will consider the depositary or its nominee as the sole owner or holder of the book-entry debt securities represented by the associated global debt security for all purposes under the indenture. Except as described in this prospectus or the applicable prospectus supplement, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names and will not receive or be entitled to receive physical delivery of a certificate in definitive form representing their securities. We will not consider beneficial owners of book-entry debt securities the owners or holders of those securities under the indenture. As a result, to exercise any rights of a holder under the indenture, each person beneficially owning book-entry debt securities must rely on the depositary’s procedures for the related global debt security and, if that person is not a participant, on the procedures of the participant through which that person owns its interest.

We understand, however, that under existing industry practice, the depositary will authorize the persons on whose behalf it holds a global debt security to exercise some rights of holders of debt securities, and the indenture provides that we, the trustee and their respective agents will treat as the holder of a debt security the persons specified in a written statement of the depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities under the indenture.

We will make payments of the principal, premium and interest on the book-entry debt securities to the depositary or its nominee, as the case may be, as the registered holder of the related global debt security. We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for:

•	any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security; or

•	maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect the depositary, upon receipt of any payment of the principal, premium or interest with respect to a global debt security, will immediately credit the participants’ accounts with payments in amounts proportionate to the amounts of book-entry debt securities they each hold, as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days. In addition, we may at any time and in our sole discretion determine not to have any of the book-entry debt securities of any series represented by one or more global debt securities and, in that event, we will issue certificated debt securities in exchange for the global debt securities of that series. Holders of global debt securities may exchange their global debt securities for certificated debt securities if an event of default under the book-entry debt securities represented by those global debt securities has occurred and is continuing. We will register any certificated debt securities that we issue in exchange for a global debt security in the name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the previous information in this section concerning the depositary and the depositary’s book-entry registration and transfer system from sources we believe to be reliable, but take no responsibility for the accuracy of this information.

Consolidation, Merger and Sale of Assets

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indenture will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indenture or the debt securities, as appropriate. If the debt securities are convertible into, or exchangeable for, our other securities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Covenants

Unless stated otherwise in the applicable prospectus supplement and in a supplement to the indenture, a resolution of our Board of Directors or an officers’ certificate delivered under the indenture, the debt securities will not contain any restrictive covenants, including covenants restricting us or any of our subsidiaries from incurring, issuing, assuming or guaranteeing any indebtedness secured by a lien on any of our or our subsidiaries’ property or capital stock, or restricting us or any of our subsidiaries from entering into any sale and leaseback transactions.

Events of Default Under the Indenture

Under the indenture, an “event of default” means, with respect to any series of debt securities, any of the following:

•	default in the payment of any interest on any debt security of that series when it becomes due and payable, and the continuance of that default for a period of 30 days (unless we deposit the entire amount of the payment with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal or premium on any debt security of that series when due and payable;

•	default in the deposit of any sinking fund payment, when and as due on any debt security of that series;

•	default in the performance or breach of any of our other covenants or warranties in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of at least 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	some events of bankruptcy, insolvency or reorganization of the Company; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable supplement to this prospectus.

No event of default for a particular series of debt securities, except for the events of default relating to events of bankruptcy, insolvency or reorganization, will necessarily constitute an event of default for any other series of debt securities.

If an event of default for debt securities of any series occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and premium of all debt securities of that series. In the case of an event of default resulting from events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) and premium of all outstanding debt securities will become and be immediately due and payable without any declaration or other act by the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series, but before the trustee has obtained a judgment or decree for payment of the money due, the holders of a majority in principal amount of the outstanding debt securities of that series may, subject to us having paid or deposited with the trustee a sum sufficient to pay overdue interest and principal that has become due other than by acceleration and certain other conditions, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal and premium with respect to debt securities of that series, have been cured or waived as provided in the indenture. For information as to waiver of defaults see the discussion under “Modification and Waiver” below. If we issue a series of debt securities that are discount securities, the prospectus supplement relating to that series will contain the particular provisions relating to acceleration of a portion of the principal amount of the discount securities upon the occurrence of an event of default and the continuation of an event of default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to some rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given the trustee written notice of a continuing event of default under the debt securities of that series; and

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal, premium and any interest with respect to that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us, within 90 days after the end of our fiscal year, to furnish to the trustee a statement of our compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification of Indenture; Waiver

We and the trustee may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. However, we and the trustee may not make any modification or amendment without the consent of the holder of each affected debt security then outstanding if that amendment will:

•	change the amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the rate of, or extend the time for payment of, interest (including default interest) on any debt security;

•	reduce the principal of, or premium on, or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the deposit of any sinking fund payment or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal, premium or interest with respect to any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from that acceleration);

•	make the principal, premium or interest with respect to any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal, premium and interest with respect to those debt securities and to institute suit for the enforcement of any payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security or change any of the provisions with respect to the redemption of any debt securities.

Except for some specified provisions of the indenture, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of that series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal, premium or any interest with respect to any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

The indenture provides that, unless the terms of the applicable series of debt securities provide otherwise, we may be discharged from any and all obligations under the debt securities of any series (except for some obligations to register the transfer or exchange of debt securities of the series, to replace stolen, lost or mutilated debt securities of the series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be discharged when we deposit with the trustee, in trust, money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest, and any mandatory sinking fund payments for the debt securities of that series on the stated maturity in accordance with the terms of the indenture and those debt securities.

We will be discharged only if, among other things, we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that holders of the debt securities of the series from which we wish to be discharged will:

•	not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge; and

•	will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with specified conditions, we may omit to comply with certain restrictive covenants contained in the indenture, as well as any additional covenants contained in a supplement to the indenture, a resolution of our Board of Directors or an officers’ certificate delivered pursuant to the indenture.

The conditions include us:

•	depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay principal, premium and interest, and any mandatory sinking fund payments, for the debt securities of that series on the stated maturity in accordance with the terms of the indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax in the same amount and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

In the event we exercise our option not to comply with some covenants of the indenture with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations we have deposited with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we will remain liable for those payments.

“Foreign government obligations” means for the debt securities of any series that are denominated in a currency other than U.S. dollars:

•	direct obligations of the government that issued or caused to be issued the currency in question for the payment of which obligations its full faith and credit is pledged, which are not callable or redeemable at the option of the issuer thereof; or

•	obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which are not callable or redeemable at the option of the issuer thereof.

Governing Law

The indenture and the debt securities will be governed by and construed under the laws of the State of Florida.

DESCRIPTION OF WARRANTS

The following summary describes the general terms and provisions of the warrants to purchase shares of our Class A Common Stock or other securities that we may offer. The warrants may be issued independently or together with shares of our Class A Common Stock or other securities and may be attached to or separate from the securities with which they are issued. The warrants may be issued by us directly or under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as shall be set forth in any applicable prospectus supplement relating to the warrants. A single bank or trust company may act as warrant agent for more than one series of warrants.

The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering, including, among others:

•	the offering price and aggregate number of warrants offered;

•	if applicable, the number of warrants issued with each share of Class A Common Stock or other security;

•	if applicable, the date on and after which the warrants and the related Class A Common Stock or other security will be separately transferable;

•	the class or series of security, and number of shares of that class or series of security, purchasable upon exercise of the warrants;

•	the exercise price of the warrants;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to, or adjustments in, the exercise price of the warrants or the number of shares purchasable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrants may be modified or amended;

•	the anti-dilutive protections given to the holders of the warrants;

•	a discussion of any material or special U.S. federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Until a warrant is exercised, the holder of the warrant will not be entitled, by virtue of being such holder, to any rights as a shareholder of our Company with respect to the shares purchasable upon exercise of the warrant, including, without limitation the right to vote or receive dividends on such underlying shares.

The exercise price payable and the number of shares of our Class A Common Stock or other security purchasable upon the exercise of each warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of our Class A Common Stock or other security purchasable upon exercise of the warrant or a stock split, reverse stock split, combination, subdivision or reclassification of the Class A Common Stock or such other security. In lieu of adjusting the number of shares of our Class A Common Stock or other security purchasable upon exercise of each warrant, we may elect to adjust the number of warrants. No fractional shares will be issued upon exercise of the warrants, but we will pay the cash value of any fractional shares otherwise issuable or fractional shares otherwise issuable will be rounded up or down to the closest whole share, in each case as will be set forth in any applicable prospectus supplement relating to the warrants.

Each warrant will entitle the holder to purchase such number of shares of our Class A Common Stock or other security at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby. Warrants may not be exercised after the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void and of no further force or effect.

The warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue the shares of Class A Common Stock or other security purchasable upon such exercise. If a warrant is exercised for less than the full amount of shares underlying the warrant, then a new warrant will be issued to cover the remaining shares.

Unless we provide otherwise in the applicable prospectus supplement: (i) a warrant agent (if any) will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant; (ii) a warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us; (iii) any holder of a warrant may, without the consent of the applicable warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, his, her or its warrants; and (iv) the warrants will be governed by and construed in accordance with the laws of the State of Florida.

The description in the applicable prospectus supplement and other offering material of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the complete terms and conditions of the warrants, the form of which will be filed with the SEC if we offer warrants. We urge you to read the form of warrant, the prospectus supplement and any other offering material in their entirety.

DESCRIPTION OF SUBSCRIPTION RIGHTS

The following summary describes the general terms and provisions of the subscription rights to purchase our Class A Common Stock or other securities that we may offer to our shareholders. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to our shareholders, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such subscription rights offering. Each series of subscription rights will be issued under a separate subscription rights agent agreement to be entered into between us and a bank or trust company, as subscription rights agent, that we will name in the applicable prospectus supplement. The subscription rights agent will act solely as our agent in connection with the certificates relating to the subscription rights and will not assume any obligation or relationship of agency or trust for or with any holders of subscription rights certificates or beneficial owners of subscription rights.

The prospectus supplement relating to any subscription rights we offer will include specific terms relating to the offering, including, among others:

•	the securities for which the subscription rights are exercisable;

•	the exercise price for such subscription rights;

•	the number of such subscription rights issued to each shareholder;

•	the number of shares of Class A Common Stock or amount of any other securities purchasable upon exercise of such subscription rights;

•	the extent, if any, to which such subscription rights are transferable;

•	a discussion of the material U.S. federal income tax considerations applicable to the issuance or exercise of such subscription rights;

•	the date on which the right to exercise such subscription rights shall commence, and the date on which such rights shall expire (subject to any extension);

•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering; and

•	any other terms of such subscription rights, including terms, procedures and limitations relating to the exercise of such subscription rights.

Each subscription right will entitle the holder of the subscription right to purchase for cash the number of shares of our Class A Common Stock or other securities at an exercise price set forth in, or determinable as set forth in, the applicable prospectus supplement. Subscription rights may be exercised at any time up to the close of business on the expiration date for the subscription rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void and of no further force or effect.

Holders may exercise subscription rights as described in the applicable prospectus supplement. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue the shares of Class A Common Stock or other security purchasable upon exercise of the subscription rights. If less than all of the subscription rights issued in any subscription rights offering are exercised, we may offer any unsubscribed securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

The description in the applicable prospectus supplement and other offering material of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate, the form of which will be filed with the SEC if we offer subscription rights. We urge you to read the form of subscription rights certificate, prospectus supplement and other offering material in their entirety.

PLAN OF DISTRIBUTION

We are currently only permitted to use the registration statement of which this prospectus forms a part to offer the securities covered by this prospectus either: (i) pursuant to General Instruction I.B.4. of Form S-3, in a subscription rights offering to our shareholders; or (ii) pursuant to General Instruction I.B.6. of Form S-3, in a primary offering where the maximum amount of securities sold in the offering during any twelve-month period does not exceed one-third of the aggregate market value of our outstanding common equity held by non-affiliates. As of February 8, 2010, the aggregate market value of our outstanding common equity held by non-affiliates was approximately $36.2 million. If the aggregate market value of our outstanding common equity held by non-affiliates increases to an amount equal to or in excess of $75 million, then we will be permitted to offer the securities covered by this prospectus without regard to the above-described limitations. In any event, the aggregate initial offering price of the securities that we offer will not exceed $75 million.

We may sell the securities covered by this prospectus through underwriters or dealers, through agents, or directly to one or more purchasers. The prospectus supplement or supplements will describe the terms of the offering of the securities, including:

•	the name or names of any underwriters, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed from time to time;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement. If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters may be obligated to purchase all of the securities offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship. We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities, and we will describe any commissions we will pay the agent, in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., Miami, Florida.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. Accordingly, we file quarterly, annual, and current reports, proxy statements and other reports with the SEC. You can read and copy our public documents filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC’s toll-free telephone number at 1-800-SEC-0330 if you need further information about the operation of the SEC’s Public Reference Room.

Our filings with the SEC are also available from the SEC’s Internet website at www.sec.gov. Our Class A Common Stock is listed on the New York Stock Exchange under the trading symbol “BBX.”

The information in this prospectus may not contain all of the information that may be important to you. You should read the entire prospectus and any prospectus supplement as well as the information incorporated by reference in this prospectus and any prospectus supplement before making an investment decision.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 19, 2010;

•	Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 23, 2010;

•	our Current Report on Form 8-K, filed with the SEC on January 21, 2010;

•	our Current Report on Form 8-K, filed with the SEC on February 12, 2010 (Item 8.01 only);

•	our Current Report on Form 8-K, filed with the SEC on February 23, 2010;

•	our Current Report on Form 8-K, filed with the SEC on March 23, 2010;

•	our Current Report on Form 8-K, filed with the SEC on April 22, 2010;

•	our Current Report on Form 8-K, filed with the SEC on April 28, 2010;

•	the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2010, that are deemed “filed” with the SEC under the Exchange Act;

•	the description of our Class A Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on June 25, 1997; and

•	any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act until we complete our offering of all of the securities under this prospectus supplement.

This prospectus incorporates documents by reference that are not presented or delivered with this prospectus. You may review and obtain these documents at our Internet website at www.bankatlanticbancorp.com, provided that no other information on our website shall be deemed incorporated by reference. We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to:

Investor Relations
BankAtlantic Bancorp, Inc.
2100 West Cypress Creek Road
Fort Lauderdale, Florida 33309
(954) 940-5000

$25,000,000

BankAtlantic Bancorp, Inc.

Class A Common Stock

Prospectus Supplement

June 18, 2010